STOCK PURCHASE AGREEMENT
between
MICROSEMI CORPORATION
and
MERCURY SYSTEMS, INC.
DATED AS OF MARCH 23, 2016

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Table of Contents
(continued)

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Table of Contents
(continued)

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of March 23, 2016 (this “Agreement”), is entered into by and between MICROSEMI CORPORATION, a Delaware corporation (“Seller”), and MERCURY SYSTEMS, INC., a Massachusetts corporation (“Buyer”). All capitalized terms used in this Agreement shall have the respective meanings assigned to such terms in Article XIV.
WHEREAS, Buyer, or its designated subsidiary, desires to purchase from Seller, and Seller desires to sell to Buyer, or its designated subsidiary, the entire issued and outstanding membership interest (the “Interest”) in Microsemi LLC - RF Integrated Solutions, a Delaware limited liability company and wholly owned subsidiary of Seller (the “Company”), on the terms and subject to the conditions set forth in this Agreement and the Other Transaction Documents.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I

Purchase and Sale of the Interest
Section 1.01    Purchase and Sale of the Interest. At the Closing, on the terms and subject to the conditions of this Agreement, Seller will sell, transfer and deliver to Buyer, or its designated subsidiary, and Buyer, or its designated subsidiary, will purchase from Seller all of Seller’s rights, title and interest in and to the Interest, free and clear of all Liens.
Section 1.02    Closing. Subject to the terms and conditions of this Agreement, the sale and purchase contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article III (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of O’Melveny & Myers LLP at 2765 Sand Hill Road, Menlo Park, CA 94025, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article III (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), if the Marketing Period has not ended at such time, then Buyer shall not be required to effect the Closing until the earliest of (subject to the continued satisfaction or waiver of the conditions set forth in Article III at such time) (i) any Business Day during the Marketing Period as may be specified by Buyer on no less than two (2) Business Days’ prior written notice to Seller, (ii) the third (3rd) Business Day after the final day of the Marketing Period or (iii) at such other place, date and time as the parties shall mutually agree in writing. The day on which the Closing takes place is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m., New York City time, on the Closing Date (the “Effective Time”). The parties may agree that the Closing shall take place via the exchange of facsimile or scanned final instruments and executed signature pages.
ARTICLE II

Purchase Price
Section 2.01    Purchase Price. The aggregate amount of consideration to be paid by Buyer to Seller or its designee(s) for the sale of the Interest (the “Purchase Price”), subject to the terms of this Agreement, shall consist of an amount in cash equal to the sum of (a) $300,000,000 (the “Base Purchase Price”), minus (b) the Final Closing Debt Amount, minus (c) the Final Negative Working Capital Adjustment (if any), plus (d) the Final Positive Working Capital Adjustment (if any), and plus (e) the Final Closing Cash.
Section 2.02    Payments at Closing. At the Closing, Buyer shall pay to Seller or Seller’s designee(s), by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer at least two (2) Business Days before the Closing Date, the sum of the following (the “Closing Payment”): (a) the Base Purchase Price minus (b) the Estimated Closing Debt Amount, minus (c) the Estimated Negative Working Capital Adjustment (if any), plus (d) the Estimated Positive Working Capital Adjustment (if any), and plus (e) the Estimated Closing Cash.
Section 2.03    Estimated Closing Statement. No fewer than three (3) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer the Estimated Closing Statement. Seller shall provide, or cause to be provided, Buyer and its Representatives reasonable access to the work papers and other books and records of Seller, the Company and the Company Subsidiaries used in, or relevant to, the preparation of the Estimated Closing Statement for purposes of assisting Buyer and its Representatives in their review of the Estimated Closing Statement and Seller shall promptly, and in any event within a reasonable time frame, make available the individuals in its and its Affiliates’ or Representatives’ employ as well as Representatives of its independent accountants responsible for and knowledgeable about the information used in, or relevant to, the preparation of the Estimated Closing Statement to respond to the reasonable inquiries of, or requests for information by, Buyer and its Representatives. Prior to the Closing, Seller shall cooperate in good faith to answer any questions raised by Buyer and its Representatives in connection with their review of the Estimated Closing Statement.
Section 2.04    Proposed Closing Statement and Final Closing Statement.
(a)    Within sixty (60) days after the Closing Date (the “Preparation Period”), Buyer shall provide to Seller the Proposed Closing Statement. If Buyer fails to timely deliver the Proposed Closing Statement, the Estimated Closing Statement shall become conclusive and binding upon the parties as the Final Closing Statement. During the Preparation Period, Seller shall (and shall cause its Affiliates and Representatives to) provide Buyer and its Representatives with full access to all books and records of Seller and its Affiliates used in preparation of the Estimated Closing Statement, and Seller shall promptly, and in any event within such time frame as reasonably required by Buyer, make available the individuals in its and its Affiliates’ or Representatives’ employ who previously provided financial and/or accounting services to the Company or the Company Subsidiaries and who are knowledgeable about the information used in preparing the Estimated Closing Statement to respond to the reasonable inquiries of, or request for information by, Buyer or its Representatives. The parties agree that the Preparation Period shall be extended on a day-for-day basis for any period in which Seller does not provide, or cause to be provided, the access and/or information required by the preceding sentence.
(b)    Seller shall have sixty (60) days after Buyer’s delivery of the Proposed Closing Statement (the “Review Period”) to review the same. During the Review Period, Buyer shall (and shall cause its Affiliates and Representatives to) provide Seller and its Representatives with full access to Buyer’s work papers and all books and records of Buyer and its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) used in, or relevant to, the preparation of the Estimated Closing Statement or used in, or relevant to, the preparation of the Proposed Closing Statement, and Buyer shall promptly, and in any event within such time frame as reasonably required by Seller, make available the individuals in its and its Affiliates’ or Representatives’ employ as well as Representatives of its independent accountants responsible for and knowledgeable about the information used in, or relevant to, the preparation of the Proposed Closing Statement to respond to the reasonable inquiries of, or requests for information by, Seller or its Representatives. The parties agree that the Review Period shall be extended on a day-for-day basis for any period in which Buyer does not provide, or cause to be provided, the access and/or information required by the preceding sentence. Buyer agrees that, following the Closing through the date that the Final Closing Statement becomes conclusive and binding upon the parties in accordance with this Article II, it will not (and will cause its Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Proposed Closing Statement is based, or on which the Final Closing Statement is to be based, that would impede or delay the determination of the Final Closing Debt Amount, Final Working Capital, Final Closing Cash or the preparation of the Dispute Notice or the Final Closing Statement in the manner and utilizing the methods required by this Agreement.
(c)    If Seller disputes any item set forth in the Proposed Closing Statement, Seller shall, during the Review Period, deliver written notice to Buyer of the same, specifying in reasonable detail the basis for such dispute and Seller’s proposed modifications to the Proposed Closing Statement (such notice, the “Dispute Notice”). During the thirty (30)-day period immediately following Seller’s delivery of a Dispute Notice (the “Resolution Period”), Buyer and Seller shall negotiate in good faith to reach an agreement as to any matters identified in such Dispute Notice as being in dispute, and, to the extent such matters are so resolved within the Resolution Period, then the Proposed Closing Statement, as revised to incorporate such changes as have been agreed between Buyer and Seller, shall be conclusive and binding upon the parties as the Final Closing Statement. If Seller fails to notify Buyer of any disputes within the Review Period relating to the Proposed Closing Statement, the Proposed Closing Statement shall be conclusive and binding upon the parties as the Final Closing Statement at the end of the Review Period.

(d)    If Buyer and Seller fail to resolve all such matters in dispute within the Resolution Period, then (subject to the last sentence of Section 2.04(e)) any matters identified in such Dispute Notice that remain in dispute following the expiration of the Resolution Period shall be finally and conclusively determined by Deloitte LLP, or if Deloitte LLP is unable or unwilling to serve in such capacity, Ernst & Young LLP (and if both Deloitte LLP and Ernst & Young LLP are unable or unwilling to serve in such capacity, such other globally recognized accounting firm as shall be agreed upon in writing by Seller and Buyer) (the “Independent Accounting Firm”).
(e)    Seller and Buyer shall instruct the Independent Accounting Firm to promptly, but no later than thirty (30) days after its acceptance of its appointment, determine (it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written presentations of Buyer and Seller submitted to the Independent Accounting Firm and not by independent review, only those matters in dispute and render a written report setting forth its determination as to the disputed matters and the resulting calculations of Final Closing Debt Amount, Final Closing Cash, Final Working Capital, the Final Positive Adjustment (if any) and the Final Negative Adjustment (if any), which report and calculations will be conclusive and binding upon the parties absent manifest mathematical error. A copy of all materials submitted to the Independent Accounting Firm pursuant to the immediately preceding sentence shall be provided by Seller or Buyer, as applicable, to the other party concurrently with the submission thereof to the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 2.04(e) and Section 2.06 and (ii) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller. If, before the Independent Accounting Firm renders its determination with respect to the disputed items in accordance with this Section 2.04(e), (x) Seller notifies Buyer of its agreement with any items in the Proposed Closing Statement or (y) Buyer notifies Seller of its agreement with any items in the Estimated Closing Statement or Dispute Notice, then in each case such items as so agreed will be conclusive and binding on the parties immediately upon such notice.
(f)    The fees and expenses of the Independent Accounting Firm shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm or, if the positions of each party with respect to Final Positive Adjustment or Final Negative Adjustment, as applicable, are equidistant from the Final Positive Adjustment or Final Negative Adjustment, as applicable, as determined by the Independent Accounting Firm pursuant to Section 2.04(e), then the fees and expenses of the Independent Accounting Firm shall be borne equally by the parties.
Section 2.05    Purchase Price Adjustment. If there is a Final Positive Adjustment, then Buyer shall pay an amount equal to the Final Positive Adjustment to Seller. If there is a Final Negative Adjustment, then Seller shall repay an amount equal to Final Negative Adjustment to Buyer. Any payment due under this Section 2.05 shall be paid by wire transfer of immediately available funds to the account specified in writing by Seller or Buyer, as applicable, within ten (10) days after the date on which the Final Closing Statement becomes conclusive and binding on the parties in accordance with the provisions of Section 2.04.

Section 2.06    Certain Calculation Principles. Each Closing Statement shall be (a) in a format substantially similar to, and prepared and determined in accordance with, the Sample Closing Statement; and (b) consistent with the provisions of this Agreement relating to the parties’ respective rights and obligations for the payment or reimbursement of costs and expenses.
ARTICLE III

Conditions to Closing
Section 3.01    Buyer’s Obligation. The obligation of Buyer to consummate the Closing (the “Transactions”) is subject to the satisfaction (or waiver by Buyer in its sole discretion) as of the Closing of each of the following conditions:
(a)    Representations and Warranties; Covenants; Closing Certificate. The representations and warranties of Seller shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein), as of the date of this Agreement and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that the Seller Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except for de minimis inaccuracies. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.
(b)    No Legal Restrictions. No statute, rule, regulation, or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the purchase and sale of the Interest or the entering into or performance of the material terms of the TSAs or the License shall be in effect.
(c)    HSR Act. The waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if applicable to the purchase and sale of the Interest, shall have expired or been terminated.
(d)    Transaction Documents. Seller shall have executed and delivered or caused to be executed and delivered the TSAs, the License and the Mutual Release, and the Specified Agreement shall have not been terminated.

(e)    No Material Adverse Effect. Since the date of this Agreement, except as set forth in the Seller Disclosure Schedule, there shall not have been a Material Adverse Effect or the occurrence of any change, effect, event, occurrence, state of facts or development, which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(f)    Transfer of Assets. Seller shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, that each of the patents set forth on Schedule 3.01(f) (collectively, the “Transferred Assets”) have been assigned or otherwise transferred to the Company or one of the Company Subsidiaries.
(g)    Closing Deliveries. Seller shall have delivered (or caused to be delivered) to Buyer each of the following:

(i)	a certificate, in form and substance reasonably satisfactory to Buyer, that complies with Treasury Regulations section 1.1445-2(b)(2);

(ii)
a certificate of Seller, dated as of the Closing Date, signed by the Secretary of Seller, certifying as to (A) the names and incumbency of each of the officers of Seller executing this Agreement and (B) the organizational documents of each of the Company and the Significant Company Subsidiaries;

(iii)
certificates of good standing with respect to the Company and each Significant Company Subsidiary issued by the relevant Governmental Entity of their respective jurisdictions of organization, each as of a recent date;

(iv)	a customary release letter in form and substance reasonably satisfactory to Buyer providing for the release of the Company and the Company Subsidiaries from the Debt listed on Schedule 3.01(g)(iv);

(v)	evidence in form and substance reasonably satisfactory to Buyer that all Liens in respect of the Debt listed on Schedule 3.01(g)(iv) have been released or will be released at Closing; and

(vi)	stock certificate(s) or equivalent representing the equity interests of the Company and the Company Subsidiaries, to the extent certificated.
Section 3.02    Seller’s Obligation. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller in its sole discretion) as of the Closing of each of the following conditions:
(a)    Representations and Warranties; Covenants; Closing Certificate. The representations and warranties of Buyer shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein), as of the date of this Agreement and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on, or materially delay, Buyer’s ability to consummate the purchase and sale of the Interest and the other transactions contemplated by this Agreement and the Other Transaction Documents on the terms and conditions set forth herein and therein; provided that the Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except for de minimis inaccuracies. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.
(b)    No Legal Restrictions. No statute, rule, regulation or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Interest, the entering into or performance of the material terms of TSAs or the License shall be in effect.
(c)    HSR Act. The waiting period under the HSR Act, if applicable to the purchase and sale of the Interest, shall have expired or been terminated.
(d)    Transaction Documents. Buyer shall have executed and delivered or caused to be executed and delivered the TSAs, the License and the Mutual Release, and the Specified Agreement shall have not been terminated.
Section 3.03    Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 3.01 or 3.02, respectively, to be satisfied if such failure was caused by such party’s breach of the obligations under this Agreement.
ARTICLE IV

Representations and Warranties of Seller
Except as set forth in the Seller Disclosure Schedule delivered to Buyer concurrently with the execution and delivery of this Agreement (it being understood that any information set forth in one section or subsection of the Seller Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection upon a reading of the disclosure) (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows:
Section 4.01    Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents, and to perform its obligations hereunder and thereunder. Seller has all requisite corporate power to consummate the Transactions. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes, and the Other Transaction Documents on the Closing Date will be duly executed and delivered by Seller and will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).
Section 4.02    No Conflicts; Consents; Compliance with Laws.
(a)    The execution and delivery of this Agreement by Seller does not, and the execution and delivery of the Other Transaction Documents by Seller will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any liens, claims, encumbrances, security interests, options, charges or restrictions of any kind (“Liens”) upon any of the properties or Assets of the Company or the Company Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws (or the comparable governing instruments) of Seller, the Company or any of the Company Subsidiaries, (ii) any Order, or, subject to the matters referred to in clauses (i), (ii) and (iii) of paragraph (b) below, any material statute, law, ordinance, rule or regulation applicable to Seller or the Company or their respective properties or Assets or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent, of any person pursuant to, any Contract or any contract to which Seller, the Company or any Company Subsidiary, is a party, and that is material to Seller or the Company, as applicable. The sale of the Interest is permitted under the terms of the Credit Agreement and the Indenture, subject to delivery of the documents described in Section 4.02(a) of the Seller Disclosure Schedule.
(b)    No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller, the Company or any of the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Other Transaction Documents or the consummation of the Transactions other than (i) compliance with and filings under the HSR Act, (ii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Transactions or (iii) such consents, approvals, permits, orders, authorizations, registrations, declarations and filings, the absence of which or the failure to make which, individually or in the aggregate, would not be reasonably likely to materially impact Seller’s ability to perform its obligations under this Agreement and the Other Transaction

Documents or impact the business or financial performance of the Company and the Company Subsidiaries.
Section 4.03    The Interest. Seller has good and valid title to the Interest, free and clear of any Liens. Assuming Buyer (or its designee) has the requisite power and authority to be the lawful owner of the Interest, at the Closing, Seller shall transfer, and Buyer (or its designee) shall acquire, good and valid title to the Interest, free and clear of any Liens, other than Liens created by Buyer or any of its Affiliates. Other than this Agreement, the Interest is not subject to any voting trust agreement or other contract, agreement or commitment, including any such contract, agreement or commitment restricting or otherwise relating to the voting, dividend rights or disposition of the Interest.
Section 4.04    Organization and Standing; Books and Records.
(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full organizational power and authority and possesses all material Permits and approvals necessary to enable it to own, lease or otherwise hold its properties and Assets and to carry on its business as presently conducted. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties and Assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not be reasonably likely to have a material adverse impact on the business or financial performance of the Company and the Company Subsidiaries.
(b)    Seller has, prior to the execution of this Agreement, made available to Buyer true and complete copies of the Certificate of Formation and Operating Agreement, each as amended to the date hereof, of the Company.
Section 4.05    Interest of the Company. The authorized equity of the Company consists of the Interest, which is duly authorized and validly issued and outstanding, fully paid and nonassessable. Seller is the record and beneficial owner of the Interest, free and clear of any Liens. Except for the Interest, there are no membership interests or other equity securities of the Company outstanding. The Interest has not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any provision of Applicable Law, the Certificate of Formation or Operating Agreement of the Company, any contract, agreement or instrument to which the Company, is subject, bound or a party or otherwise. There are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (a) pursuant to which Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any securities of the Company or (b) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of securities of the Company, or the rights to receive any payment in respect thereof. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which members of the Company may vote.

Section 4.06    Company Subsidiaries; Equity Interests.
(a)    Section 4.06(a) of the Seller Disclosure Schedule sets forth all direct and indirect subsidiaries of the Company (each a “Company Subsidiary”), listing the Company Subsidiary’s name, type of entity, jurisdiction, authorized capital stock, membership interests or equivalent, the number and type of its issued and outstanding shares of capital stock, membership units or similar ownership interests, and the current ownership of such shares, membership units or similar ownership interests.
(b)    Except for the Company Subsidiaries, there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or persons in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.
(c)    Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Company Subsidiary has full organizational power and authority and possesses all material Permits and approvals necessary to enable it to own, lease or otherwise hold its properties and Assets and to carry on its business as presently conducted. Each Company Subsidiary is duly qualified and in good standing to do business as a foreign corporation or other organization in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties and Assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not be reasonably likely to have a material adverse impact on the business or financial performance of the Company and the Company Subsidiaries. Seller has prior to the execution of this Agreement made available to Buyer true and complete copies of the organizational documents, each as amended to the date hereof, of each of the Significant Company Subsidiaries.
(d)    All of the issued and outstanding equity securities of each Company Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. The Company or one or more of the Company Subsidiaries is the record and beneficial owner of all of the outstanding equity securities of each Company Subsidiary free and clear of any Liens. The outstanding equity securities of each Company Subsidiary have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any provision of Applicable Law, the organizational documents of such Company Subsidiary, or any contract, agreement or instrument to which the Company or such Company Subsidiary is subject, bound or a party or otherwise. With respect to each Company Subsidiary, there are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments (i) pursuant to which Seller, the Company or any Company Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of such Company Subsidiary or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other securities of such Company Subsidiary or the rights to receive any payment in respect thereof.

Section 4.07    Financial Statements; Undisclosed Liabilities.
(a)    Section 4.07 of the Seller Disclosure Schedule sets forth (i) the unaudited consolidated balance sheet of the Company as of January 3, 2016 (the “Balance Sheet”), and the unaudited consolidated statement of profit and loss of the Company for the periods ended January 3, 2016and (ii) the audited consolidated balance sheet of the Company as of September 27, 2015, and September 28, 2014, and the audited consolidated statements of operations and comprehensive income and consolidated statements of cash flows of the Company for the fiscal years ended September 27, 2015, September 28, 2014 and September 29, 2013, together with the opinion of PricewaterhouseCoopers LLP, the Company’s independent auditor, thereon (the financial statements described in clause (ii) above, together with the notes to such financial statements, collectively, the “Audited Financial Statements” and the financial statements described in clauses (i) and (ii) above, together with the notes to such financial statements, collectively, the “Financial Statements”). Except as set forth on Section 4.07 of the Seller Disclosure Schedule, the Financial Statements have been prepared from the books and records of the Company and in conformity with GAAP applied on a consistent basis throughout the periods indicated and the accounting procedures and policies of Seller consistently applied (except in each case as described in the notes thereto). The Financial Statements present in all material respects the combined financial condition and results of operations of the Company and the Company Subsidiaries as of the respective dates thereof and for the respective periods indicated.
(b)    Neither Seller nor, to Seller’s knowledge, the Company or the Company Subsidiaries or any employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received any written complaint, allegation, assertion or claim regarding the inadequacy of the Company’s and the Company Subsidiaries’ systems and processes that are designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner, accumulate and communicate to the Company’s principal executive officers and principal financial officers the type of information that is required to be disclosed in the Financial Statements or the accuracy or integrity of the Financial Statements.
(c)    Except for matters reflected or reserved against in the Financial Statements, neither the Company nor any of the Company Subsidiaries has any debts, liabilities, demands or obligations of any nature (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities that (i) were incurred since the date of the Balance Sheet in the ordinary course of business or (ii) are incurred in connection with the transactions contemplated by this Agreement.
Section 4.08    Taxes.
(a)    For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean all federal, state, local and foreign taxes (including withholding taxes), duties, imposts and similar assessments imposed by a taxing authority, including but not limited to, income, capital, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, license, goods and services, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, ad valorem, workers’ compensation, severance, profits, windfall profits, customs, duties, disability, registration, escheat, unclaimed property, estimated, environmental, transfer, payroll, wage or other withholding, employment, unemployment, social security (or similar) taxes, or any tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Pre‑Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date; (iii) “Post-Closing Tax Period” shall mean all taxable periods beginning after the Closing Date and the portion beginning the day after the Closing Date of any taxable period that includes (but does not end on) the Closing Date; (iv) “Code” shall mean the Internal Revenue Code of 1986, as amended; and (v) “Tax Returns” means all returns, reports, forms and statements required to be filed with a taxing authority with respect to Taxes including all amendments thereof.
(b)    (i) All Tax Returns required to have been filed by the Company and each Company Subsidiary have been timely filed and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes required to have been paid by the Company and each Company Subsidiary (whether or not shown to be due on such Tax Returns) have been timely paid in full, and (iii) there are no liens for Taxes of or with respect to the Company or any Company Subsidiary, other than Permitted Liens.
(c)    No Company has been a “United States real property holding corporation” within the meaning of Section 897 of the Code at any time within the past five (5) years.
(d)    Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect of any Tax or agreed to any extension of time for the assessment or collection of any Tax.
(e)    Neither the Company nor any of the Company Subsidiaries has received from any person any written notice of proposed adjustment, deficiency or underpayment of any material Taxes, and there is no dispute, audit, action, proceeding or claim now pending, or, to the knowledge of Seller, threatened, concerning any material Tax liability of the Company or Company Subsidiary. No claim has ever been made in writing by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by that jurisdiction.
(f)    The Company and each Company Subsidiary has timely withheld and timely paid, or caused to be timely withheld and timely paid, all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person.
(g)    Neither the Company nor any of the Company Subsidiaries has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code.

(h)    Neither the Company nor any of the Company Subsidiaries is a party to or bound by any Tax allocation agreement or Tax sharing agreement.
(i)    Neither the Company nor any of the Company Subsidiaries has requested or received an extension of time within which to file any Tax Return that has not yet been filed. Neither the Company nor any of the Company Subsidiaries has any liability for Taxes of any person (i) under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), other than liability with respect to Taxes of the consolidated group of which the Company is currently a member, or (ii) as a transferee or successor, or by contract (other than a contract whose principal purpose does not relate to Taxes).
(j)    The unpaid Taxes of or with respect to the Company and the Company Subsidiaries (i) did not, as of January 3, 2016, exceed the reserve for Taxes set forth on the Financial Statements as of such date, and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since January 3, 2016, neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than in the ordinary course of business.
(k)    Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)	use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)	“closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv)	intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax law);

(v)	installment sale or open transaction disposition made on or prior to the Closing Date;

(vi)	prepaid amount received on or prior to the Closing Date; or

(vii)	election under Code Section 108(i).
(l)    Neither the Company nor any of the Company Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m)    Neither the Company nor any of the Company Subsidiaries has taken any action on or before the Closing Date that is not in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement, approval or order of any Tax authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order or otherwise result in the termination or recapture of any grant, Tax subsidy, Tax rate reduction, Tax credit or other Tax incentive, in each case, with respect to a Pre-Closing Tax Period.
(n)    Neither the Company nor any of the Company Subsidiaries has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b).
(o)    The Company is an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.
(p)    Based on Seller’s anticipated valuation of the Company’s assets and the stock of the Company Subsidiaries as of the date of this Agreement, Treasury Regulations Section 1.1502-36(d) will not apply to the Company or any Company Subsidiary as a result of the transactions contemplated by this Agreement.
(q)    Notwithstanding any other provision of this Agreement, the Company is not making and shall not be construed to have made any representation or warranty as to the amount or availability of any net operating losses, capital losses, tax credits, tax basis, tax asset or other tax attribute with respect to a Post-Closing Tax Period.
Section 4.09    Assets Other than Real Property Interests.
(a)    The Company and/or one or more of the Company Subsidiaries has, or as of the Closing Date will have, good and valid title to all material Assets reflected on the Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens, except (i) such as are set forth in Section 4.09(a) of the Seller Disclosure Schedule; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes which are not due and payable or which may thereafter be paid without penalty or interest or are being contested in good faith by appropriate proceedings; (iii) mortgages and Liens which secure debt that is reflected as a liability on the Balance Sheet and the existence of which is indicated in the notes thereto and which will be released at or prior to the Closing; and (iv) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the Assets to which they relate in the Business (the mortgages and Liens described in clauses (i), (ii), (iii) and (iv) above are hereinafter referred to collectively as “Permitted Liens”).

(b)    All facilities, machinery, equipment, fixtures, vehicles, and other tangible personal properties and tangible personal Assets owned, leased or used by the Company or any of the Company Subsidiaries (i) are adequate and sufficient for the conduct of the Business and (ii) are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used, except, in each case, for defects which do not, individually or in the aggregate, materially impair the continued use and operation of the Assets or the conduct of the Business as presently conducted.
This Section 4.09 does not relate to real property or interests in real property, Intellectual Property Rights or Contracts, such items being the subjects of Sections 4.10, 4.11 and 4.12, respectively.
Section 4.10    Title to Real Property.
(a)    Neither the Company nor any of the Company Subsidiaries owns any real property. Section 4.10(a) of the Seller Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company and the Company Subsidiaries (individually, a “Leased Property”). Section 4.10(a) of the Seller Disclosure Schedule sets forth a true and complete list of all leases, subleases, licenses, concessions and other agreements relating to the use or occupancy of real property (written or oral), as amended, to which the Company or any of the Company Subsidiaries is a party (“Leases”). The Company and/or one or more of the Company Subsidiaries has good and valid title to the leasehold estates in all Leased Property (a Leased Property being sometimes referred to herein, individually, as a “Company Property”), in each case free and clear of all mortgages, Liens, leases, assignments, subleases, licenses, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, except (i) such as are set forth in Section 4.10(a) of the Seller Disclosure Schedule; (ii) leases, subleases and similar agreements set forth in Section 4.11(a) of the Seller Disclosure Schedule; (iii) Permitted Liens; (iv) easements, covenants, rights of way and other similar restrictions of record which do not, individually or in the aggregate, materially impair the continued use and operation of the Assets to which they relate in the business of the Company and the Company Subsidiaries, as presently conducted; (v) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made prior to the Closing and (vi) (a) zoning, building and other similar restrictions, (b) mortgages, Liens, easements, covenants, rights of way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or any of the Company Subsidiaries has easement rights or on any Company Property and subordination or similar agreements relating thereto, and (c) unrecorded easements, covenants, rights of way and other similar restrictions, none of which items set forth in clauses (v) or (vi), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the business of the Company and the Company Subsidiaries as presently conducted.
(b)    Seller has not received written notice that any portion of the Leased Property is threatened to be condemned or otherwise taken by any public authority. No tenant under any of the Leases has entered into any subordination agreement in respect of a mortgage affecting the interest of the landlord in any Leased Property (except for those for which a non-disturbance agreement has been granted by the mortgagee in favor of such tenant).
Section 4.11    Intellectual Property.
(a)    Section 4.11(a)(i) of the Seller Disclosure Schedule sets forth as of the date of this Agreement a complete and accurate list of all Company Registered Intellectual Property and specifies, (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the trademark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (v) any material filing deadlines that must be met within ninety (90) days of the date hereof with respect to any of the foregoing for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates. Section 4.11(a)(ii) of the Seller Disclosure Schedule sets forth as of the date of this Agreement a complete and accurate list of (x) each material unregistered Trademark used in the business of the Company or a Company Subsidiary and (y) each Company Product that is Software. All registration, maintenance and renewal fees currently due in connection with each item of material Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the appropriate Governmental Entity, except where such failure would not materially affect the rights of the Company or any Company Subsidiary in any such Company Registered Intellectual Property. None of the Company Registered Intellectual Property has been adjudged invalid or unenforceable by any court of competent jurisdiction, in whole or part, and all Company Registered Intellectual Property is subsisting, and to the knowledge of Seller is valid and, to the extent a registration has issued thereon, enforceable. As of the date hereof, no Action (including any opposition, interference, or re-examination) is pending or to Seller’s knowledge, threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item, other than routine office actions of the U.S. Patent and Trademark Office, U.S. Copyright Office or foreign counterparts pertaining to Company Registered Intellectual Property.
(b)    The Company and/or one or more of the Company Subsidiaries has good and marketable title and exclusive ownership of the material Owned Intellectual Property Rights, free and clear of any Liens, except for Permitted Liens or non-exclusive licenses with respect to Owned Intellectual Property Rights granted in the ordinary course of business. To the knowledge of Seller, as of the date hereof, there is no outstanding order, judgment or stipulation made against Seller restricts the use, transfer or licensing of the Owned Intellectual Property Rights by the Company or any Company Subsidiary except as would not materially affect the rights of the Company or any Company Subsidiary in such Owned Intellectual Property Rights. Seller has not received any written notice or claim challenging its ownership of any of the

Owned Intellectual Property Rights (in whole or in part), nor to the knowledge of Seller is there a reasonable basis for any such claim.
(c)    To Seller’s knowledge, the operation of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, violate or misappropriate the Intellectual Property Rights of any third party. Neither the Company nor any Company Subsidiary has received written notice from any third party, or to Seller’s knowledge, oral charge, complaint, claim or demand, in each case in the past five (5) years, that the operation of the business of the Company or any Company Subsidiary, including the making, using, or selling of any Company Product infringes, violates or misappropriates the Intellectual Property Rights of any third party. To Seller’s knowledge, no person is infringing, violating or misappropriating any material Owned Intellectual Property Rights in a manner that would have a material adverse impact on the business or financial performance of the Company and the Company Subsidiaries. Notwithstanding anything to the contrary in this Agreement, this Section 4.11(c) contains the only representations and warranties with respect to infringement or misappropriation of Intellectual Property Rights of any third party.
(d)    All Owned Intellectual Property Rights are, and after the Closing date will be, fully transferable, alienable, and licensable by the Company or the Company Subsidiaries without restriction and without payment of any kind to any third party and without approval of any third party to the extent such Owned Intellectual Property Rights were transferable, alienable, and licensable by the Company or the Company Subsidiaries prior to the Closing Date. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby shall constitute a default under, give rise to cancellation rights under, terminate any Company’s or Company Subsidiary’s access to or rights to use or otherwise adversely affect any of the rights of the Company and the Company Subsidiaries under, any agreement required to be disclosed in Section 4.12(a)(iv)(y) of the Seller Disclosure Schedule.
(e)    Except as set forth in Section 4.11 (e) of the Seller Disclosure Schedule, Seller, the Company and the Company Subsidiaries have taken commercially reasonable steps to protect the rights of the Company and the Company Subsidiaries in the confidential information and trade secrets of the Company and the Company Subsidiaries or any trade secrets or confidential information of third parties provided to the Company or any Company Subsidiary, and, without limiting the foregoing, the Company and the Company Subsidiaries have required each employee and consultant who has contributed to the creation or development of any material Owned Intellectual Property Rights (including in any Company Software) or with access to any trade secrets or confidential information included in the Owned Intellectual Property Rights to execute a proprietary information, confidentiality, and assignment agreement on the applicable Company’s or the applicable Company Subsidiary’s standard form, a true and complete copy of which has been provided to Buyer. Except as disclosed in Section 4.11(e) of the Seller Disclosure Schedule, all such employees and consultants of the Company or the Company Subsidiaries have executed such forms and Seller has provided Buyer with true and complete copies of all such executed forms. To the knowledge of Seller, there has been no breach or other violation of such executed forms by any current or former employee or consultant.

(f)    No government funding, facilities, or resources of a university, college, other educational institution, multi-national or international organization, or research center was used in the development of any Owned Intellectual Property Rights. Except as set forth in Section 4.11(f) of the Seller Disclosure Schedule, to the knowledge of Seller, no current or former employee of the Company or Company Subsidiary who contributed to the creation or development of any material Owned Intellectual Property Rights has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which the employee was also performing services for the Company or a Company Subsidiary.
(g)    The computer, information technology, and data processing systems, facilities, and services used by the Company and the Company Subsidiaries (the “Systems”) are reasonably sufficient for the existing needs of the Company and the Company Subsidiaries. To the knowledge of Seller, no person has gained unauthorized access to any of the Systems that would compromise to any material degree the value or confidentiality of such Systems or that would necessitate that the Company or any Company Subsidiary notify a third person of such unauthorized access. Except as set forth in Section 4.11(g) of the Seller Disclosure Schedule, the Company and the Company Subsidiaries have implemented all critical security patches provided by third party licensors for the Systems. The Company and the Company Subsidiaries have disaster recovery plans and procedures for the Business. The Company maintains policies and procedures regarding data security and privacy that are commercially reasonable and in material compliance with Applicable Law. To the knowledge of Seller, there has been no material security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, the Systems.
(h)    The Company and the Company Subsidiaries maintain backup copies of the Company Software in accordance with standard industry practice. The Company and the Company Subsidiaries are in compliance with all Open Source Licenses with respect to Open Source Software forming any portion of the Company Products. Except as set forth on Section 4.11(h) of the Seller Disclosure Schedule, no person other than the Company and the Company Subsidiaries, and any of their respective employees who contributed to the development of any Company Software and any of their respective contractors who contributed to the development of the Company Software, has or had a copy of, or has or had the right to access now or at some time in the future, any source code for Company Software. No portion of the Company Products authored by the Company or the Company Subsidiaries contains, and, to the Seller’s knowledge, no other portion of the Company Products contains, any disabling device, virus, worm, back door, Trojan horse, or other disruptive or malicious code that is intended to or would impair the intended performance of such products or otherwise permit unauthorized access to, delete, or damage any computer system, software, network, or data into any products of the Company or the Company Subsidiaries or the Systems.
(i)    As of the Closing, Seller will have assigned to the Company (i) any Intellectual Property Rights that Seller may have caused the Company or any Company Subsidiaries to assign to Seller or any of its subsidiaries at any time prior to the Closing to the extent relating to the business of the Company or any Company Subsidiaries and (ii) any Intellectual Property

Rights that Seller may have received under “Assignment of Inventions and Copyrights and Confidential Information Agreements” with employees of the Company or any Company Subsidiaries at any time prior to the Closing.
Section 4.12    Contracts.
(a)    Except as set forth in Section 4.12(a) of the Seller Disclosure Schedule (and excluding the Company Benefit Plans and purchase orders in the ordinary course of business other than individual purchase orders over $250,000 with respect to the Company’s 2015 fiscal year for (I) the customers and distributors listed on Section 4.12(a)(I) of the Seller Disclosure Schedule and (II) the five largest capex investments for each of the Company, Microsemi Corp. – Memory & Storage Solutions and Microsemi Corp. – Security Solutions) as of the date hereof, neither the Company nor any of the Company Subsidiaries is a party to any:

(i)
agreement or contract that contains a legal obligation of the Company or any Company Subsidiary to purchase goods, products or services from a supplier of the Business that resulted in purchases in an aggregate amount that exceeded $750,000 in the 2015 fiscal year with respect to the Business;

(ii)
covenant limiting the ability of the Company or any Company Subsidiary in any material respects to (A) acquire any property (whether tangible or intangible), (B) granting any person exclusive rights to sell, manufacture or otherwise distribute any of the Company’s, the Company Subsidiaries’ or any of their respective controlled Affiliates’ technology or products, or (C) engage in any line of business or in any geographic territory or to compete with any person or grants any person exclusivity with respect to any geographic territory, any customer, or any product or service, other than pursuant to any radius restriction contained in any lease, reciprocal easements or development, construction, operating or similar agreement;

(iii)
agreement, contract or other arrangement with (A) Seller or any Affiliate of Seller (other than the Company or any Company Subsidiary) other than any agreements, contracts or arrangements that are not material and either have no unperformed obligations or will be terminated prior to the Closing or (B) any officer, director or employee of the Company or any Company Subsidiary(excluding form confidentiality and invention assignment agreements, and offer letters or employment agreements that do not require, upon termination of employment, any advance notice, severance payments or severance benefits);

(iv)
other than for (A) “shrink wrap” and other commercially available software licensed on standard terms, including any Open Source Software, (B) non-disclosure agreements that provide no more than limited use rights of trade secrets or confidential information, (C) non-exclusive licenses or sublicenses granted by the Company or any Company

Subsidiary in the ordinary course of business, (D) Incidental Outbound Licenses or Incidental Inbound Licenses, or (E) agreements with current and former employees and consultants that do not materially differ in substance from the Company’s or a Company Subsidiary’s form of proprietary information, confidentiality, and assignment agreement for employees or consultants (as applicable), any material contracts, licenses, options or agreements (x) with respect to Owned Intellectual Property Rights licensed or transferred to any third party or (y) pursuant to which a third party has licensed or transferred any Intellectual Property Rights to the Company or any Company Subsidiary;

(v)
(A) agreement, contract or other instrument under which the Company or any Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued by the Company or a Company Subsidiary to any person, (B) letter of credit and similar facilities as an account party, (C) capital or direct financing lease that are required by GAAP to be treated as a long-term liability, (D) earn-out obligation or other obligation for the deferred purchase price of property or services, (E) currency forward contracts, interest rate protection agreements, swap agreements, collar agreements and similar hedging instruments, or (F) any guaranty of any of the foregoing;

(vi)
agreement, contract or other instrument (including so called take or pay or keepwell agreements) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or any Company Subsidiary or (B) the Company or any Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vii)
agreement, contract or other instrument under which the Company or any Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person;

(viii)
mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien upon any Company Property and securing obligations in excess of $500,000 individually, which Lien is not set forth in Section 4.10(a) of the Seller Disclosure Schedule;

(ix)
any agreement, contract or other instrument for the acquisition or disposition of any material business, a material amount of stock or Assets of any person (whether by merger, sale of stock, sale of Assets or otherwise) to the extent the Company or any Company Subsidiary has any remaining obligations thereunder;

(x)
any agreement, contract or other instrument with a Material Customer that Seller reasonably expects will result in purchases in excess of $250,000 under any individual agreement, contract or other instrument;

(xi)	any collective bargaining agreement;

(xii)	any agreement, contract or other instrument relating to capital expenditures and involving future payments in excess of $250,000 in any individual case or $750,000 in the aggregate;

(xiii)	any agreement, contract or other instrument that requires insurance programs or policies to be maintained by the Company or any Company Subsidiary; or

(xiv)
any agreement, contract or other instrument that involves outstanding or future payment obligations of $750,000 or more and is not cancelable by the Company or a Company Subsidiary without penalty within sixty (60) days.

(b)    Each agreement, contract, lease, license, commitment or instrument of the Company and the Company Subsidiaries listed or required to be listed in Section 4.12(a) of the Seller Disclosure Schedule (collectively, the “Contracts”) is valid, binding and in full force and effect and, to the knowledge of Seller, is enforceable by the Company or the applicable Company Subsidiary party thereto in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies and, except to the extent that the failure of a Contract to be valid, binding and in full force and effect would not be reasonably likely to have a material adverse impact on the business or financial performance of the Company and the Company Subsidiaries. The Company and each Company Subsidiary has performed all material obligations required to be performed by it under the Contracts and neither the Company nor any of the Company Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any of such contracts or agreements is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

Section 4.13    Litigation. Section 4.13 of the Seller Disclosure Schedule sets forth a list of all Actions that are pending or, to Seller’s knowledge, Actions threatened under circumstances that a reasonable person would believe amounted to a credible and imminent threat of litigation, or which have been pending at any time since January 1, 2013, in each case that a reasonable individual would expect to be material, against the Company or any Company Subsidiary or any of their respective properties, Assets, operations or businesses, excluding any threatened Actions that would not reasonably be determined to be credible and bona fide threats. Neither the Company nor any of the Company Subsidiaries is a party or subject to or in default under any material Order of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, Assets, operations or business. This Section 4.13 does not relate to matters with respect to environmental matters, which are the subject of Section 4.16(b), or to matters with respect to employee benefits or ERISA matters, which are the subject of Section 4.14.
Section 4.14    Benefit Plans.
(a)    Section 4.14(a) of the Seller Disclosure Schedule contains an accurate and complete list of all domestic and foreign (i) “employee benefit plans” (as defined in Section 3(3) of the employee Retirement Income Security Act of 1974 (“ERISA”)); and (ii) and all other material employment, severance, consulting, vacation benefits, post-retirement, bonus, stock option, stock purchase, restricted stock, fringe benefit, profit-sharing, pension or retirement, medical, life insurance, disability, accident, salary continuation, sick pay, sick leave, supplemental retirement and unemployment benefit, deferred and incentive compensation plans and programs, arrangements, commitments, contracts, agreements and/or practices, whether or not in writing and whether or not subject to the provisions of ERISA (excluding workers’ compensation, unemployment compensation and other government programs) (x) established, maintained or contributed to with respect to which any potential liability is borne by the Company or any Company Subsidiary or (y) established, maintained or contributed to by Seller or any of its Affiliates for the benefit of employees of the Company or any Company Subsidiary (all of the foregoing collectively, the “Company Benefit Plans”).
(b)    Except as set forth in Section 4.14(b) of the Seller Disclosure Schedule, no Company Benefit Plan is sponsored or maintained by the Company or any Company Subsidiary.
(c)    Each Company Benefit Plan is in compliance in all respects with, to the extent applicable to such plan, ERISA, the Code, and all Applicable Law and has been administered and operated in all respects in accordance with its terms, except for any failure to so comply, administer or operate that would not, individually or in the aggregate, reasonably be expected to result in a material liability of the Company or any Company Subsidiary or Affiliate.
(d)    Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service (the “IRS”) covering all applicable tax law changes.

(e)    Neither the Company nor any of the Company Subsidiaries or any entity that would be considered a “single employer” with the Company or any Company Subsidiaries under Section 414(b), (m) or (o) of the Code maintains or has an obligation to contribute to, or has ever in the past six years maintained or contributed to (or borne any liability with respect to), (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA or (iv) a plan subject to the minimum funding standards of Section 412 of the Code.
(f)    As of the date hereof, no proceedings (other than routine benefit claims) are pending or, to the knowledge of Seller, threatened against or relating to any Company Benefit Plan, or any fiduciary thereof.
(g)    Neither the Company nor any Company Subsidiary has incurred or expects to incur any material liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Company Benefit Plan that is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code, or in 45 Code of Federal Regulations Section 160.103, as applicable) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), or the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.
(h)    Full payment has been timely made in all material respects of all amounts which the Company or any Company Subsidiary is required under Applicable Law or under any Company Benefit Plan or any agreement relating to any Company Benefit Plan to have paid as contributions or premiums thereunder.
(i)    No Company Benefit Plan provides benefits with respect to any former or current employee of the Company or any Company Subsidiary, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company or any Company Subsidiary other than (i) coverage mandated by COBRA, or (ii) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 4.14(a) of the Seller Disclosure Schedule. This Section 4.14 contains the sole and exclusive representations and warranties of Seller with respect to any of the Company Benefit Plans.
(j)    The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Company Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or in combination with the occurrence of any additional or subsequent event) will or may result in (i) any severance, bonus, retirement or job security or similar-type payment or benefit, or increase any benefits or accelerate the payment, vesting or funding of any benefits to any employee or former employee or director of the Company or any Company Subsidiary, other than as set forth on Section 4.14(j) of the Seller Disclosure Schedule, or (ii) a payment that would result in the Company’s, or any Company Subsidiary’s, loss of a deduction pursuant to Section 280G of the Code.

(k)    Seller has delivered or caused to be delivered to Buyer or its counsel (x) with respect to each Company Benefit Plan set forth on Section 4.14(b) of the Seller Disclosure Schedule (if any), (i) true and complete copies of such Company Benefit Plan, together with all amendments thereto, including, in the case of any such Company Benefit Plan not set forth in writing, a written description thereof, and, to the extent applicable, (ii) all current summary plan descriptions and any summaries of material modification, (iii) all current trust agreements, declarations of trust and other documents establishing funding arrangements (and all amendments thereto and the latest financial statements thereof), (iv) the most recent determination letter and/or opinion letter, (v) any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedures, and (vi) all contracts and agreements relating to such Company Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, recordkeeping agreements and collective bargaining agreements, and (y) with respect to each Company Benefit Plan other than the Company Benefit Plans set forth on Section 4.14(b) of the Seller Disclosure Schedule, a summary of the benefits provided under such Company Benefit Plan.
(l)    Each Seller RSU Award referred to in Section 9.02 by its terms will terminate effective as of the Closing Date. As of the date hereof, the Seller RSU Awards cover an aggregate of 115,884 shares of Seller’s common stock.
Section 4.15    Absence of Changes or Events.
(a)    Since September 27, 2015 to the date hereof, there has not been a Material Adverse Effect or the occurrence of any change, effect, event, occurrence, state of facts or development, which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
(b)    Except as contemplated by this Agreement, since September 27, 2015 to the date hereof, Seller has caused the Business to be conducted in the ordinary course and neither the Company nor any of the Company Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02.
Section 4.16    Compliance with Applicable Law; Environmental Laws.
(a)    Except as previously disclosed by Seller to Buyer in Section 4.16(a) of the Seller Disclosure Schedule, the Company and each Company Subsidiary has since January 1, 2013 conducted and is conducting its business in compliance in all material respects with all Applicable Law. The Company and each Company Subsidiary owns, holds or lawfully uses all Permits which are material for the conduct of its business as currently conducted. Each such Permit is valid and in full force and effect. Neither Seller nor the Company or any of the Company Subsidiaries has received any written communication since January 1, 2013 from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation in any material respect with any Applicable Law. This Section 4.16(a) does not relate to matters with respect to Taxes, which are the subject of Section 4.08, to employee benefit or ERISA matters which are the subject of Section 4.14 or to environmental matters, which are the subject of Section 4.16(b).
(b)    Except as set forth in Section 4.16(b) of the Seller Disclosure Schedule, (i) neither Seller nor the Company or any of the Company Subsidiaries has received any written communication during the past three (3) years from a Governmental Entity or any other person that alleges that the Company or any Company Subsidiary is in violation in any material respect of or has actual or potential liability under any Environmental Laws or Environmental Permits (as hereinafter defined), the substance of which communication has not been resolved, or that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), (ii) the Company and the Company Subsidiaries collectively hold and, during the past three (3) years, have held and are and, during the past three (3) years, have been in compliance in all material respects with, all permits, licenses and governmental authorizations required under Environmental Laws (“Environmental Permits”) for the Company and the Company Subsidiaries to conduct the business of the Company and the Company Subsidiaries, as currently conducted, (iii) the Company and the Company Subsidiaries are and, during the past three (3) years, have been in compliance in all material respects with all Environmental Laws, (iv) neither the Company nor any of the Company Subsidiaries has entered into or agreed to any Order, which Order is still in effect, and is not subject to any outstanding Order with respect to Environmental Laws, including with respect to any property currently or formerly owned, occupied or operated by the Company or any Company Subsidiary relating to compliance with any Environmental Law or to the investigation or cleanup of Hazardous Substances under any Environmental Law, (v) no Releases of Hazardous Substances have occurred at, from, in, to, on, or under any Site that could reasonably be expected to result in a material liability to the Company or any of the Company Subsidiaries under Environmental Laws, (vi) to Seller’s knowledge, neither the Company nor any Company Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location listed on the U.S. Environmental Protection Agency’s National Priorities List or on any analogous state list of sites subject to investigation or remediation pursuant to applicable Environmental Laws or any other off-Site location that could reasonably be expected to result in a material liability to the Company or any Company Subsidiaries, (vii) neither the Company nor any Company Subsidiary has agreed to indemnify or hold harmless any person for any liability or obligation arising under or relating to Environmental Laws, (viii) no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required under any Environmental Law to be obtained or made by or with respect to Seller, the Company or any of the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Other Transaction Documents or the consummation of the Transactions, and (ix) there are no environmental assessments, investigations, studies, audits, tests, reviews or other analyses in the possession of the Company or any Company Subsidiary (or any advisors or Representatives thereof) with respect to any Site which have not been delivered to Buyer prior to execution of this Agreement. The representations and warranties made in this Section 4.16(b) and Sections 4.07 and 4.15 are Seller’s exclusive representations and warranties relating to Environmental Laws.

(c)    The Company and the Company Subsidiaries are and have been during the past three (3) years in compliance with all applicable Anti-Corruption Laws. None of the Company or any of the Company Subsidiaries has taken any action, directly or indirectly, that would reasonably be expected to result in a violation of any Anti-Corruption Law. None of the Company or any of the Company Subsidiaries has, either directly or indirectly: (i) made or offered or solicited or accepted any contribution, donation, gift, gratuity, travel, entertainment, bribe, rebate, payoff, influence payment, kickback, or other payment or anything else of value to or from any person, private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for any business sought, (B) to pay for favorable treatment for any business obtained, (C) to obtain or pay for special concessions or for special concessions for any business previously obtained or (D) otherwise to confer any benefit, in each case of clauses (A) – (D), in material violation of any Anti-Corruption Law or the requirements of any Governmental Entity; (ii) been party to the establishment or maintenance of any unlawful fund of monies or other Assets; (iii) been party to the making of any false or fictitious entries in the books or records of the Company or any of the Company Subsidiaries that would reasonably be expected to result in liability under Anti-Corruption Laws; or (iv) accepted and/or received any unlawful contributions, payments and/or expenditures.
(d)    Neither the Company nor any of the Company Subsidiaries has (i) received during the past three (3) years any written communication that the Company or any of the Subsidiaries is in violation of, or has any liability under any applicable any Anti-Corruption Laws or (ii) been or currently is acting as a government or political official, or an agent or employee of a Governmental Entity.
(e)    Neither the Company nor any of the Company Subsidiaries, are or have been designated on any restricted party list published by any Governmental Entity (including, without limitation, the Department of Treasury, Office of Foreign Assets Control’s “Specially Designated Nationals List”, the Department of Commerce, Bureau of Industry and Security’s “Denied Persons List”, the Department of State, Directorate of Defense Trade Controls’ “Debarred Parties List”), the United Nations (UN) financial sanctions lists, and financial sanctions lists enacted by EU member states pursuant to UN, EU, and national regimes.
Section 4.17    Employee and Labor Matters. (a) To the knowledge of Seller, there is currently no pending, and during the past three (3) years has not been, any threatened labor strike, work stoppage, walk-out, slowdown, picketing, lockout or material labor dispute, disruption or shortage involving any employee or independent contractors of the Company or any Company Subsidiary or any of their service providers, suppliers or other business relations; (b) neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, memoranda of understanding, side letter agreements or other Contract with any labor organization; (c) to the knowledge of Seller, neither the Company nor any Company Subsidiary has received notice during the past three (3) years that any petition for election has been filed, there is no representation petition pending with the National Labor Relations Board and there is no union organizational campaign in progress with respect to the employees of the Company or any Company Subsidiary and no petition for such representation is pending with respect to such employees; (d) there is no unfair labor practice charge or complaint against the Company or the Company Subsidiaries pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board; (e) there are no pending, or, to the knowledge of Seller, threatened, union grievances against the Company or any Company Subsidiaries as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, would be reasonably likely to have a material adverse impact on how the Company operates its business or, material adverse impact on the Company’s financial performance; (f) there are no pending, or, to the knowledge of Seller, threatened, material charges against the Company or any Company Subsidiaries or any of their respective current or former employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices as to which there is a reasonable possibility of adverse determination; (g) during the past three (3) years, neither Seller nor the Company has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any Company Subsidiary and, to the knowledge of Seller, no such investigation is in progress; (h) during the past three (3) years, the Company and the Company Subsidiaries have been operating in material compliance with all Applicable Law relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance and/or pay equity; (i) the Company and the Company Subsidiaries have each filed all material reports, information and notices required under any Applicable Law regarding the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of all employees, and will timely file prior to the Closing all such reports, information and notices required by any Applicable Law to be given prior to the Closing; (j) to the knowledge of Seller, each individual that renders services to the Company and the Company Subsidiaries who is classified as (i) an independent contractor or other non-employee status, (ii) an exempt or non-exempt employee, or (iii) intern is properly so classified for all purposes, including taxation and Tax reporting, Fair Labor Standards Act purposes, and Applicable Law governing the payment of wages; (k) the Company and the Company Subsidiaries have during the past three (3) years each paid or properly accrued all wages and compensation due to all employees, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses; (l) the Company and the Company Subsidiaries have each properly maintained records for all employees and personnel records in material compliance with Applicable Law; (m) no employees are in receipt of workers compensation benefits, there are no outstanding penalties pursuant to worker’s compensation statutes, or charges regarding same, and there no pending government agency charges, complaints, or claims, no knowledge of potential claims, and no actions taken that would give rise to a claim; (n) the Company and the Company Subsidiaries have each complied during the past three (3) years in all respects with the requirements of the Immigration Reform and Control Act of 1986 and Section 274(A) of the Immigration and Nationality Act with respect to all employees, and all employees who are performing services for the Company and the Company Subsidiaries in the United States are legally able to work in the United States; and (o) the Company and the Company Subsidiaries have each complied during the past three (3) years in all respects with the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or other Applicable Law provisions for which Buyer could be liable. Seller has provided to Buyer a written list of all employees of the Company and the Company Subsidiaries as of March 23, 2016.

Section 4.18    Affiliate Transactions. Except to the extent any of the Support Services set forth in Section 4.18 of the Seller Disclosure Schedule are material, Seller and its Affiliates provide no material services to the Company or the Company Subsidiaries. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, neither Seller nor its other subsidiaries owns any Assets (including fixed Assets, inventories and Intellectual Property Rights) that are used exclusively or primarily in the conduct of the business of the Company and the Company Subsidiaries.
Section 4.19    Insurance.
(a)    Section 4.19(a) of the Seller Disclosure Schedule sets forth each material insurance policy maintained by or for the benefit of the Company or any Company Subsidiary on its properties, Assets, products, business or personnel, including policies for fire and casualty, workers’ compensation, errors and omission coverage and directors’ and officers’ liability coverage, and the deductibles and coverage limits for each policy. Neither the Company nor any of the Company Subsidiaries is in material default with respect to any provision contained in any such insurance policy or has failed to give any notice or present any material claim under any such insurance policy in due and timely fashion. All premiums in respect of each insurance policy maintained by or for the benefit of the Company or any Company Subsidiary has been paid when due; no default on the part of the Company or any Company Subsidiary exists with respect to any of such policies; and to the knowledge of Seller as of the date of this Agreement, all of such policies are in full force and effect.
(b)    As of the date of this Agreement, none of Seller, the Company or any Company Subsidiary has received written notice of cancellation of any insurance policies listed in Section 4.19(a) of the Seller Disclosure Schedule.
Section 4.20    Company Products. Except as would not be reasonably expected to result in material liability for the Company or its Subsidiaries, and except for bugs, errors, or defects tracked by the Company or its Subsidiaries in the ordinary course of business, to the knowledge of Seller, the Company products (including any software products) sold, licensed, leased, or delivered by the Company or any Company Subsidiary (collectively, the “Company Products”) contain no material bugs, errors, or defects that would reasonably be expected to result in a recall due to epidemic failure when considered in accordance with generally accepted industry standards.
Section 4.21    Directors and Officers. Section 4.21 of the Seller Disclosure Schedule lists the directors and officers (or equivalent positions) of the Company and each of the Significant Company Subsidiaries as of the date of this Agreement. There are no contracts or other agreements preventing or restricting the removal of the directors and officers (or equivalent positions) of the Company and each of the Company Subsidiaries.
Section 4.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Seller or any of Seller’s Affiliates in connection with the Transactions.

ARTICLE V

Covenants of Seller
Seller covenants and agrees as follows:
Section 5.01    Access. From the date hereof to the Closing, Seller shall, and shall cause the Company and the Company Subsidiaries to, give Buyer and its Representatives reasonable access, during normal business hours and upon reasonable notice, to all personnel, properties, books and records of the Company and the Company Subsidiaries; provided, however, that such access does not (a) unreasonably disrupt the normal operations of Seller, the Company or the Company Subsidiaries or any other subsidiary of Seller or (b) cause the loss of any attorney-client privilege; provided, however that in the case of clause (b) above, Seller shall cause the Company and the Company Subsidiaries to use commercially reasonable efforts to provide, if possible to provide in a manner that does not result in the loss of attorney-client privilege, Buyer and its Representatives with alternative disclosure reasonably sufficient to convey the substance of such matter. Notwithstanding anything in this Agreement to the contrary, from the date hereof until the Closing, neither Buyer nor any of its Representatives will be permitted to collect or analyze any environmental samples or perform any invasive environmental procedure with respect to any property of the Company or the Company Subsidiaries.
Section 5.02    Ordinary Conduct.
(a)    Except as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise contemplated by the terms of this Agreement, from the date hereof to the Closing, Seller shall cause the Company and the Company Subsidiaries to conduct the Business in the ordinary course in substantially the same manner as presently conducted and to use commercially reasonable efforts to (i) preserve the Business’s relationships with customers and suppliers and (ii) keep available the services of executive officers and key employees of the Business. Seller shall use commercially reasonable efforts (without any requirement to offer or provide any benefit or accommodation, economic or otherwise) to assist Buyer in its efforts to cause the Transferred Employees to become employed by the Company or a Company Subsidiary at or prior to the Closing on terms that match their current compensation or other terms acceptable to Buyer.
(b)    Except as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise contemplated by the terms of this Agreement, from the date hereof to the Closing, neither the Company nor the Company Subsidiaries shall, and Seller shall not permit the Company or any Company Subsidiary to, do any of the following without the prior written consent of Buyer:

(i)	amend its Certificate of Incorporation or Bylaws or similar charter documents;

(ii)
declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock, other than dividends or other distributions paid or made solely to the Company or any other Company Subsidiary; provided, however, that (A) Buyer acknowledges that the Company does not maintain cash balances and, at the time of the Closing, Seller will withdraw any cash balances of the Company, and (B) dividends and distributions of cash may continue to be made by the Company to Seller or its Affiliates prior to the Closing;

(iii)
redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iv)	liquidate or dissolve or adopt any plan of liquidation, dissolution, merger, consolidation or other reorganization;

(v)
grant to any director, manager, officer or employee of the Company or any Company Subsidiary any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements, or enter into, adopt or materially amend any employment, consulting, bonus, commission, severance or retirement contract or agreement or adopt any employee bonus or benefit plan, other than in the ordinary course of business consistent with past practice;

(vi)
incur or assume any Debt or guarantee any such Debt, in each case other than accounts payable and other accrued liabilities for the payment for goods and services incurred in the ordinary course of business consistent with past practice;

(vii)
permit, allow or suffer any of its Assets to become subjected to any mortgage, Lien, security interest, encumbrance, easement, covenant, right of way or other similar restriction of any nature whatsoever which would have been required to be set forth in Section 4.10(a) or Section 4.12(a) of the Seller Disclosure Schedule if existing on the date of this Agreement;

(viii)	cancel any material Debt (individually or in the aggregate) or cancel or waive any claims or rights with a value to the Company or any Company Subsidiary in excess of $250,000

(ix)
except for (A) dividends and distributions permitted under clause (ii) above, and (B) intercompany transactions in the ordinary course of business or necessary to settle intercompany accounts prior to the Closing, pay, loan or advance any amount to, or sell, transfer or lease any of its Assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates other than the Company and the Company Subsidiaries;

(x)	make any change in any method of accounting or accounting practice or policy other than those required by GAAP or Applicable Law;

(xi)
acquire by merging or consolidating with, or by purchasing a substantial portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any Assets (other than inventory in the ordinary course of business consistent with past practice);

(xii)
make or incur any capital expenditure that is not currently approved in writing or budgeted which, individually, is in excess of $100,000, or make or incur any such expenditures which, in the aggregate, are in excess of $500,000;

(xiii)
sell, lease or otherwise dispose of any of its Assets which are material, individually or in the aggregate, to the Business (other than inventory in the ordinary course of business consistent with past practice), or enter into any lease of any personal property except leases entered into in the ordinary course of business consistent with past practice;

(xiv)	enter into any lease of real property, except any renewals of existing leases in the ordinary course of business;

(xv)
modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, real property (except modifications or amendments associated with renewals of existing leases in the ordinary course of business consistent with past practice);

(xvi)
make or change any Tax election, change an annual accounting period in respect of Taxes, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement in respect of Taxes, settle any Tax claim or assessment relating to Taxes in excess of $5,000, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xvii)
terminate the employment of any of the Certain Employees, other than for cause, or transfer any employee from Seller or another subsidiary of Seller to the Company or a Company Subsidiary, or transfer any employee of the Company or any Company Subsidiary to Seller or another subsidiary of Seller;

(xviii)	enter into any collective bargaining agreement or other contract or agreement with any labor organization;

(xix)
make any loans, advances or capital contributions, except for advances for travel and other normal business expenses to directors, managers, officers and employees in the ordinary course of business consistent with past practice;

(xx)
plan, announce or implement any reduction in work force, lay‑off, early retirement program, severance program or other program concerning the termination of employment of employees that would constitute a “mass layoff” or “plant closing” (as defined under the Worker Adjustment and Retraining Notification Act of 1988) and any similar state or other Applicable Law;

(xxi)	modify, cancel or terminate any Contract other than modifications, renewals, cancelations and terminations of Contracts in the ordinary course of business;

(xxii)	materially change the Company’s or any Company Subsidiary’s policies with regard to the payment of accounts payable or the collection of accounts receivable; or

(xxiii)	agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.03    Financial Statements.
(a)    Seller shall use its reasonable best efforts to provide, by March 28, 2016, Buyer with copies of the consolidated unaudited balance sheet as of January 3, 2016 and September 27, 2015 and the related consolidated statement of profit and loss and cash flows of the Company for the three month periods ended January 3, 2016 and December 28, 2014, in a form meeting the applicable requirements of Regulation S-X and reviewed by PricewaterhouseCoopers LLP in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Buyer shall reimburse Seller for all third party fees and expenses relating to the preparation and review of such financial statements.
(b)    If the Closing shall not have occurred by May 15, 2016, then Seller shall use best efforts to no later than May 15, 2016, and in any event before June 20, 2016 (provided that if the Seller delivers such financial statements after May 15, 2016 and on or before June 20, 2016, the Closing shall be extended to one Business Day after Seller delivers such financial statements), provide Buyer with copies of the consolidated unaudited balance sheet as of April 3, 2016 and September 27, 2015 and the related consolidated statement of profit and loss and cash flows of the Company for the three and six month periods ended April 3, 2016 and March 29, 2015, in a form meeting the applicable requirements of Regulation S-X and reviewed by PricewaterhouseCoopers LLP in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Buyer shall reimburse Seller for all third party fees and expenses relating to the preparation and review of such financial statements.

Section 5.04    Intercompany Obligations. Except as set forth on Schedule 5.04, Seller shall take (or cause to be taken) such action or make (or cause to be made) such payments as may be necessary so that, as of the Closing Date there shall be no intercompany agreements or obligations (including any intercompany account balances or cash pooling arrangements, which shall be eliminated, between the Company and the Company Subsidiaries, on the one hand, and Seller and its Affiliates, on the other hand, either through the capitalization, dividend, repayment, assignment or novation of such intercompany account balances or otherwise, and none of Buyer or any of its Affiliates shall have any claim, action or other right against Seller or any of its Affiliates with respect to any funds, accounts or other Assets or proceeds thereof that were subject to or arose out of any such intercompany account balances), other than (a) pursuant to the Transaction Documents, (b) as reflected in the Estimated Closing Statement or (c) as otherwise disclosed on Schedule 5.04. For the avoidance of doubt, nothing in this Section 5.04 shall require Seller to terminate, cancel, waive or release any intercompany agreements or obligations that are exclusively between or among the Company and/or any Company Subsidiary or Company Subsidiaries.
Section 5.05    Transfer of Assets. At or prior to the Closing, Seller shall, and shall cause its applicable Subsidiaries to transfer good and valid title to the Transferred Assets, to the Company and/or one or more of the Company Subsidiaries, free and clear of all Liens other than Permitted Liens, other than those Transferred Assets for which such transfer would require a Required Third Party Consent with respect to which such Required Third Party Consent has not been obtained prior to the Closing (which Transferred Assets will be transferred only once such Required Third Party Consent has been obtained).
Section 5.06    Assignment. Seller hereby assigns, effective as of the Closing , to Buyer all Assignment of Inventions and Copyrights and Confidential Information Agreements entered into by the Seller with any employee (other than any employees identified on Section 5.06 of the Seller Disclosure Schedule, each a “Excluded Employee”) of the Company and the Company Subsidiaries to the extent such agreements relate to the Company and the Company Subsidiaries and to the extent such an assignment is permissible without the consent of such an employee. If Seller signs a non-disclosure agreement with an Excluded Employee in the form provided by Seller, Seller shall assign such Assignment of Inventions and Copyrights and Confidential Information Agreements with respect to such Excluded Employee.
ARTICLE VI

Representations and Warranties of Buyer
Buyer hereby represents and warrants to Seller as follows:
Section 6.01    Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and any Other Transaction Documents to which it is a party and the consummation of the Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception. No approval of Buyer’s shareholders is required to perform its obligations under, or consummate the transactions provided for by, this Agreement.
Section 6.02    No Conflicts; Consents. The execution and delivery of this Agreement by Buyer does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Buyer or any subsidiary of Buyer under, any provision of (a) the Articles of Incorporation or Bylaws of Buyer or the comparable governing instruments of any subsidiary of Buyer, (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer or any subsidiary of Buyer is a party or by which any of their respective properties or Assets are bound, or (c) any Order or material statute, law, ordinance, rule or regulation applicable to Buyer or any subsidiary of Buyer or their respective properties or Assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the Transactions. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any of its subsidiaries or their respective Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, if applicable, and (ii) those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the Transactions.
Section 6.03    Securities Act. The Interest purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Interest so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.
Section 6.04    Actions and Proceedings, etc. There are no (a) outstanding Orders of any Governmental Entity or arbitration tribunal against Buyer or any of its Affiliates, (b) lawsuits, actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, or (c) investigations by any Governmental Entity which are, to the knowledge of Buyer, pending or threatened against Buyer or any of its Affiliates, which, in the case of each of clauses (a), (b) and (c), have or could have a material adverse effect on the ability of Buyer to consummate the Transactions.
Section 6.05    Financing. Buyer has delivered to Seller true and complete copies of the fully executed commitment letter and related term sheets, dated as of the date of this Agreement, among Buyer, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citibank, N.A., KeyBank National Association, KeyBanc Capital Markets Inc.,

SunTrust Bank and SunTrust Robinson Humphrey, Inc., together with the related fee letter (solely in the case of the fee letter, with only the fee amounts, pricing, “market flex” provisions and other economic terms that do not adversely affect the enforceability, availability or conditionality of, or the aggregate amount of proceeds available under, the Debt Financing contained therein redacted) (collectively, the “Debt Financing Commitment” or “Financing Commitment”), pursuant to which the arrangers and lenders party thereto (together with any other person that becomes party to such letter as an arranger or a lender after the date hereof) have committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing” or “Financing”). As of the date of this Agreement, the Financing Commitment has not been amended, supplemented or modified, and the respective commitments contained in the Financing Commitment have not been withdrawn, terminated or rescinded in any respect, to the knowledge of Buyer, and no amendment, termination or modification is contemplated (it being understood that the exercise of “market flex” provisions under the fee letter shall not be deemed an amendment or modification). As of the date of this Agreement, there are no side letters, understandings or other agreements or contracts of any kind, in each case to which Buyer is a party, relating to the Debt Financing that reduces the amount of, or otherwise affects the conditionality or availability of, the Financing on the Closing Date, other than as expressly set forth in the Debt Financing Commitment. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Debt Financing Commitments. The Debt Financing Commitment, in the form so delivered, is in full force and effect as of the date of this Agreement and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Financing Commitment. As of the date of this Agreement (a) Buyer is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Buyer, in the Financing Commitment inaccurate in any material respect, (b) assuming compliance by each of Seller, the Company and each of the Company Subsidiaries with its respective obligations set forth in Section 8.08 hereof, Buyer has no reason to believe that any of the conditions to the Financing will fail to be satisfied on the Closing Date and (c) Buyer has no reason to believe that any portion of the Financing to be made available on the Closing Date pursuant to the Financing Commitment will not be made available to Buyer on the Closing Date. Buyer has fully paid any and all commitment fees or other fees required by the Financing Commitment to be paid by it on or prior to the date of this Agreement.
Section 6.06    Sufficiency of Funds. At the Closing, assuming (i) the conditions set forth in Sections 3.01(a), 3.01(e) and 3.02 have been satisfied and (ii) the completion of the Marketing Period, Buyer will have sufficient funds to satisfy all of Buyer’s obligations under this Agreement, including the consummation of the purchase and sale of the Interest and the other transactions contemplated by this Agreement and the Other Transaction Documents upon the terms set forth herein and therein, including the payment of the Purchase Price and all related fees and expenses associated with the foregoing. Buyer acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Financing Commitment or any other Financing (such obligations being subject only to the satisfaction of the conditions set forth in Section 3.01).

Section 6.07    Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with the Transactions other than such fees under the Commitment Letter and fee letter, which will not be the responsibility of Seller.
Section 6.08    Certain Arrangements. There are no agreements, contracts or instruments, or commitments to enter into agreements, contracts or instruments, between Buyer or any of its Affiliates, on the one hand, and any director or officer or, to the knowledge of Buyer, employee of the Company or any Significant Company Subsidiary, on the other hand.
Section 6.09    Solvency. Assuming the representations and warranties of Seller are true and correct in such respects to the extent required by the first sentence of Section 3.01(a), immediately after the Closing and after giving effect to the transactions contemplated by this Agreement, the payment of the Purchase Price and the payment of all fees and expenses related to the transactions contemplated by this Agreement, the Company and each of the Company Subsidiaries will be Solvent.
Section 6.10    Certain Matters. Buyer has provided to Seller, prior to the date hereof, true and correct copies of the most recent audited consolidated balance sheet of Buyer and related audited consolidated statement of operations and comprehensive income for Buyer, and, except as disclosed in Buyer’s public filings prior to the date hereof with the Securities and Exchange Commission, such financial statements fairly present in all material respects, in conformity with GAAP applied on a consistent basis, the consolidated financial position of Buyer as of the dates thereof and the consolidated results of operations and comprehensive income of Buyer for the periods then ended. Since the date of its most recent audited consolidated balance sheet, except as disclosed in Buyer’s public filings prior to the date hereof with the Securities and Exchange Commission, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (for purposes of this sentence only, substituting “Buyer and its Subsidiaries” for “the Company and the Company Subsidiaries” in such definition).
Section 6.11    No Vote Required. No vote or consent of the holders of any class or series of capital stock of Buyer or the holders of any other securities of Buyer (equity or otherwise) is necessary to enter into this Agreement, or to consummate the Purchase and Sale or the Other Transactions.
ARTICLE VII

Covenants of Buyer
Buyer covenants and agrees as follows:
Section 7.01    No Additional Representations. Buyer acknowledges that it has completed such inquiries and investigations as it has deemed appropriate into the Company and each Company Subsidiary. Buyer acknowledges (on behalf of itself and its Affiliates) that it and its Representatives have been permitted adequate access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and Assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to see and/or review, and that it and its Representatives have had opportunities to meet with the partners, officers and employees of Seller, the Company and the Company Subsidiaries to discuss the businesses and Assets of the Company and the Company Subsidiaries. Buyer acknowledges and agrees (on behalf of itself and its Affiliates) that (a) none of Seller, the Company or any other person has made any representation or warranty, expressed or implied, with respect to the transactions contemplated by this Agreement or as to the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the Seller Disclosure Schedule , (b) Buyer and its Affiliates have not relied on any representation or warranty from Seller, the Company, any Company Subsidiary or any other person with respect to the Company, the Interest, the Business or any other matter, except for the representations and warranties expressly set forth in this Agreement or the Seller Disclosure Schedule, (c) none of Seller, the Company, or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s use of, any such information and any information, documents or material made available to Buyer in certain “data room(s)”, management presentations or in any other form in expectation of the Transactions and (d) EXCEPT WITH RESPECT TO REPRESENTATIONS AND WARRANTIES AND COVENANTS AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SHOULD THE CLOSING OCCUR, THE INTEREST (AND THEREFORE THE COMPANY) ARE ACQUIRED BY BUYER WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.
Section 7.02    No Use of Certain Names. Buyer shall cause the Company and the Company Subsidiaries promptly, and in any event within ninety (90) days after Closing, to revise product and service literature and labeling to delete all references to the Names and to change signing and stationery and otherwise discontinue use of the Names; provided, however, the Company and the Company Subsidiaries shall not be required to revise any Names incorporated into any products for a period of ninety (90) days after the Closing; provided, further, that the Company and the Company Subsidiaries may continue to sell products that uses any Names (“Named Products”) to the extent that (x) such Named Product exists on the Closing Date or are produced within the ninety (90) day period following the Closing or (y) for products which require re-certification by a customer, until such time (but not beyond one (1) year) as Buyer shall have received (after requesting) an acceptance from such customer for the change of the Name on the product, provided that Buyer shall sell all such Named Products prior to the distribution of any similar product of Buyer that does not use the Names. In no event shall Buyer or the Company or any of the Company Subsidiaries use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Company and the Company Subsidiaries during the thirty (30)-day period preceding the Closing. “Names” means “Microsemi”, any variations and derivatives thereof and any other logos or trademarks of Seller or its Affiliates not included in Section 4.11 of the Seller Disclosure Schedule.

Section 7.03    Buyer Activity on Closing Date. On the Closing Date, Buyer shall cause the Company and the Company Subsidiaries to conduct their business in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit the Company or the Company Subsidiaries to effect any extraordinary transactions (other than any such transactions expressly required by Applicable Law or by this Agreement) that could result in Tax liability to the Company or any of the Company Subsidiaries in excess of Tax liability associated with the conduct of its business in the ordinary course.
ARTICLE VIII

Mutual Covenants
Each of Seller and Buyer covenants and agrees as follows:
Section 8.01    Shared Contracts; Material Contract Consents.
(a)    The parties acknowledge that Seller and its Subsidiaries are parties to certain contracts listed on Schedule 8.01(a) that relate to both the operations or conduct of the Business as well as other businesses of one or more of Seller and its Subsidiaries but that will remain with Seller and its Affiliates after the Closing (the “Shared Contracts”). During the Pre-Closing Period, the parties shall cooperate and shall use their respective commercially reasonable efforts (i) to obtain the agreement of the counterparties to each such Shared Contract to enter into a new contract (or contract amendment, as applicable), effective as of the Closing Date or as soon thereafter as is reasonably possible, pursuant to which Buyer or its Affiliate, as applicable, will receive substantially the same goods, services and intellectual property rights provided to Seller and its Subsidiaries as of the date of this Agreement pursuant to the Shared Contract (the “Shared Contract Rights”) on terms and conditions substantially similar to those contained in the Shared Contract as of the date of this Agreement (each, a “Replacement Contract”) and (ii) to cause the applicable counterparty to release Seller and its applicable Subsidiaries from any obligations under the Shared Contract that become the obligation of Buyer or its Affiliates under the Replacement Contract.
(b)    Except with respect to Shared Contracts, which will be governed solely by Section 8.01(a), during the Pre-Closing Period, the parties shall cooperate and shall use their respective commercially reasonable efforts to obtain any consents from any third party required by the terms of a Contract as a result of the Transactions (“Required Third Party Consents”), including the consents set forth on Schedule 8.01(b).
(c)    Notwithstanding anything to the contrary in this Agreement: (i) no Replacement Contract or Required Third Party Consent shall impose any Liability on Seller or its Affiliates after the Closing; (ii) neither Seller nor any of its Affiliates shall be required (A) to expend any money with respect to any Shared Contract, Replacement Contract or Required Third Party Consent, (B) to remedy any breach under or with respect thereto, or (C) to commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party in order to provide Buyer with the benefits under a Shared Contract, with a Replacement Contract or a Required Third Party Consent; and (iii) no representation, warranty or covenant of Seller contained in the Transaction Documents shall be breached, or deemed breached, no condition shall be deemed not satisfied, and neither Seller nor any of its Affiliates will have any Liability whatsoever to Buyer or any of its Affiliates, based on, arising out of or relating to (x) the failure to obtain any Replacement Contract or Required Third Party Consent, (y) any termination of any Shared Contracts or any Contracts for which a Required Third Party Consent is contemplated by Section 8.01(b) or (z) any Action commenced or threatened by or on behalf of any person arising out of or relating to any Shared Contract, the failure to obtain any Replacement Contract or any Required Third Party Consent or the termination of any Shared Contract or any Contracts for which a Required Third Party Consent is contemplated by Section 8.01(b).
Section 8.02    Cooperation. For a period of ninety (90) days following the Closing, Buyer and Seller shall provide reasonable cooperation with each other, and shall cause their officers, employees, agents, auditors and other Representatives to provide reasonable cooperation with each other to ensure the orderly transition of the Company and the Company Subsidiaries from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer, the Company and the Company Subsidiaries that might result from the Transactions. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and other Representatives access, during normal business hours, to such information and assistance relating to the Company and the Company Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.02. After the Closing, Buyer shall and shall cause the Company and the Company Subsidiaries to, provide any assistance reasonably requested by Seller in connection with the Specified Litigation and any related matters, including providing reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ properties, books, contracts, personnel and records relevant to such matters. Neither party shall be required by this Section 8.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company and the Company Subsidiaries). For the avoidance of doubt, any Buyer Confidential Information or Seller Confidential Information provided to the requesting party or to which the requesting party or its Affiliates gain access pursuant to this Section 8.02 shall be subject to the provisions of Section 8.10.
Section 8.03    Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Seller hereby acknowledges that Buyer will be required to file this Agreement with the Securities and

Exchange Commission as “material contracts” and agrees that it will not object to any such required filing.
Section 8.04    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including the provisions set forth in Section 8.01 and Section 8.05), each party shall use its reasonable best efforts to cause the Closing to occur. Without limiting the foregoing or the provisions set forth in Section 8.05, Buyer and Seller shall use its respective reasonable best efforts to cause the Closing to occur as promptly as practicable after the date hereof.
Section 8.05    Antitrust Matters. Each of Seller and Buyer shall as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated by this Agreement and the Other Transaction Documents. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply with any such inquiry or request as promptly as practicable. Each of Seller and Buyer shall use its reasonable best efforts to obtain any clearance required by, and cause the expiration or termination of any applicable waiting period under, the HSR Act for the purchase and sale of the Interest as soon as practicable. Neither Seller nor Buyer will extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement and the Other Transaction Documents, except with the prior written consent of the other party hereto. Notwithstanding anything to the contrary herein, and without limitation of the foregoing, if any objections are asserted under the HSR Act or any other U.S. or foreign antitrust, merger control or competition law, or any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or any of the Other Transaction Documents as violative of the HSR Act or any other U.S. or foreign antitrust, merger control or competition law, each of Seller and Buyer shall cooperate in all respects with each other and Buyer shall take reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement requires or shall be deemed to require Buyer to propose, negotiate, agree or commit to transfer or hold separate or dispose of asses or businesses if such actions would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on the Company and the Company Subsidiaries, taken as a whole.
Section 8.06    Records. (a) As soon as practicable on or after the Closing Date, Seller shall deliver or cause to be delivered to Buyer all material original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession of Seller and its subsidiaries (other than the Company and the Company Subsidiaries) relating to the business and operations of the Company and the Company Subsidiaries to the extent not then in the possession of the Company and the Company Subsidiaries, subject to the following exceptions:

(i)
Buyer recognizes that certain Records may contain incidental information relating to the Company and the Company Subsidiaries or may relate primarily to subsidiaries or divisions of Seller other than the Company and the Company Subsidiaries and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

(ii)	Seller may retain all Records prepared in connection with the sale of the Interest, including bids received from other parties and analyses relating to the Company and the Company Subsidiaries;

(iii)
Seller may retain any Tax Returns of the Company or any Company Subsidiary relating to Pre-Closing Tax Periods, and Buyer shall be provided with copies of such retained Tax Returns to the extent that they relate solely to the separate Tax Returns or Tax liability of the Company or Company Subsidiaries; and

(iv)	Seller may retain all Records related to the Specified Litigation.
(b)    After the Closing, upon reasonable written notice, Buyer and Seller agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including Records pertinent to the Company and the Company Subsidiaries) and assistance relating to the Company and the Company Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, Buyer, the Company or any of the Company Subsidiaries.
Section 8.07    Services. Buyer acknowledges that Seller and its Affiliates currently provide the Company and the Company Subsidiaries with certain support services including payroll, legal, tax and benefit plan administration and any other service listed in Section 4.18 of the Seller Disclosure Schedule (the “Support Services”). The Support Services also include the services to be provided by Seller to Buyer and the Company under the applicable TSA. Buyer acknowledges that, except for services to be provided by Seller to Buyer and the Company under the applicable TSA, all Support Services will be terminated as of the Closing Date.
Section 8.08    Financing.
(a)    Prior to the Closing, Seller shall, and shall cause the Company and the Company Subsidiaries to, provide, and shall use its reasonable best efforts to cause their respective Affiliates, officers, directors, employees, stockholders, agents and other Representatives

(including legal, financial and accounting advisors) to provide, all cooperation reasonably requested by Buyer and the Financing Sources in connection with the arrangement of the Debt Financing, including (i) other than with respect to the executive management of Seller, participating in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies at times and locations mutually agreed and reasonably coordinated in advance thereof (but excluding road shows and similar presentations to investors), (ii) assisting with the preparation of materials for rating agency presentations, offering and syndication documents (including prospectuses, offering memoranda, lender and investor presentations, bank information memoranda, lender and investor presentations, bank information memoranda and similar documents), business, projections and other marketing documents required in connection with the Debt Financing (all such documents and materials, collectively the “Offering Documents”), identifying any portion of any information provided by on or behalf of Seller, the Company or the Company Subsidiaries contained in any Offering Documents that constitutes material nonpublic information, and executing and delivering customary authorization and customary representation and warranty letters with respect to information provided by or on behalf of Seller, the Company or the Company Subsidiaries, (iii) promptly furnishing to Buyer and any actual and potential Financing Sources with the Required Information and such other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Buyer or the Financing Sources, (iv) prior to the Closing Date, furnishing all documentation and other information about the Company and the Company Subsidiaries required by any governmental authority under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001 as shall have been requested by Buyer prior to the Closing Date and within the time period set forth in paragraph 10 of Exhibit C of the Debt Financing Commitment and are required to satisfy such paragraph, (v) arranging for, as reasonably necessary, customary payoff letters, Lien terminations and instruments of discharge and all other actions necessary to effect the repayment in full or termination and discharge of any indebtedness or guarantees of the Company and the Company Subsidiaries to be paid off, terminated or discharged on or prior to the Closing Date or to otherwise reflect the release of all Liens on or with respect to the Interest and the Assets of the Company and the Company Subsidiaries, provided that any such obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Closing, (vi) facilitating the providing of guarantees by, and the granting of security interests (and perfection thereof) in the Interest, the equity interests of the Company Subsidiaries and the Assets of, the Company and the Company Subsidiaries (including delivery substantially concurrently with the Closing of all stock certificates (as applicable) representing equity interests in the Company and the Company Subsidiaries to the extent certificated); provided that the effectiveness of any such guarantees or grants of security interests (or delivery of stock certificates) shall be subject to the occurrence of the Closing, (vii) to the extent reasonably requested by Buyer, assisting in the review of any definitive documents and assisting in Buyer’s preparation of any schedules thereto or any perfection certificate to the extent reflecting the Company and the Company Subsidiaries and each of their respective assets for the Debt Financing, and (viii) facilitating the consummation of the Debt Financing, including cooperating with Buyer so as to facilitate Buyer being able to satisfy the conditions precedent to the Debt Financing to the extent reasonably requested by Buyer and within the control of the Company and the Company Subsidiaries, and taking any reasonable corporate action, subject to the occurrence of the Closing, reasonably requested by Buyer to permit the execution and delivery of any definitive financing documents. The foregoing notwithstanding, (u) none of Seller, the Company or any of the Company Subsidiaries shall be required to take or permit the taking of any action to the extent it would (1) interfere unreasonably with the business or operations of the Seller, the Company or any of the Company Subsidiaries or (2) conflict with the organizational documents of the Company or any of the Company Subsidiaries or any Applicable Law, (v) the provision of access to or disclosure of information shall be subject to the limitations set forth in Section 5.01, (w) no person who is a director of the Company or any Company Subsidiary at any time prior to the Closing (a “Pre-Closing Director”) shall be required to take any action to approve the Debt Financing and neither the Company nor any Company Subsidiary shall be obligated to take any action that requires action or approval by any Pre-Closing Director of the Debt Financing, (x) no obligation of the Company or the Company Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and other Representatives with respect to the Debt Financing shall be effective until the Closing (other than with respect to any authorization and representation and warranty letters described in clause (a)(ii) above), and (y) none of Seller, the Company or any of the Company Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and representatives shall be required to pay any commitment or other similar fee, and (z) none of the Seller, the Company or any of the Company Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and representatives shall be required to incur any other cost or expense except to the extent such cost or expense (i) is reimbursed by Buyer in connection with the Debt Financing prior to or at the Closing or (ii) solely in the case of the Company and the Company Subsidiaries, is contingent upon the Closing. Buyer shall, promptly upon request by Seller, reimburse the Company, the Company Subsidiaries and their respective Affiliates, officers, directors, employees, stockholders, agents and representatives for all reasonable and documented out-of-pocket costs incurred thereby in connection with such cooperation and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Affiliates, officers, directors, employees, stockholders, agents and other Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except for any losses (x) arising out of information furnished in connection with the Financing by or on behalf of Seller, the Company, the Company Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and other Representatives or (y) that are the result of willful misconduct, gross negligence, fraud or intentional misrepresentation committed by or on behalf of Seller, the Company, the Company Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and other Representatives in connection with this Agreement or the Transactions. All non-public or otherwise confidential information regarding Seller, the Company, the Company Subsidiaries and their respective Affiliates obtained by Buyer and its Affiliates, officers, directors, employees, stockholders, agents and representatives pursuant to this Section 8.08(a) shall be kept confidential in accordance with the Confidentiality Agreement.
(b)    Buyer shall use its, and shall cause its Affiliates to use their, reasonable best efforts to arrange the Financing as promptly as practicable, on the terms and conditions described in the Financing Commitment (including any “market flex” provisions), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Buyer than those contained in the Debt Financing Commitment, (ii) satisfy on a timely basis (or obtain the waiver of) all conditions applicable to Buyer (or its Affiliates) in such definitive agreements that are within its control, (iii) comply in all material respects with its and their obligations under the Financing Commitment and consummate the Financing no later than the Closing Date, except to the extent Buyer has closed a public sale of equity securities on or prior to the Closing Date (a “Securities Offering”) and no longer needs the proceeds from the Financing Commitment and has sufficient funds to consummate the purchase of the Interest and the other transactions contemplated by this Agreement and the Other Transaction Documents upon the terms set forth herein and therein on the Closing Date and (iv) enforce (including through litigation) its and their rights under the Financing Commitment.
(c)    In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment, Buyer shall promptly, and in any event within two (2) Business Days, notify Seller and shall use reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the purchase of the Interest and the other transactions contemplated by this Agreement and the Other Transaction Documents upon the terms set forth herein and therein and otherwise on terms not less favorable than the terms and conditions set forth in the Debt Financing Commitment as promptly as practicable following the occurrence of such event. Buyer shall deliver to Seller true and complete copies of all agreements (including any fee letter (subject to customary redactions)) pursuant to which any such alternative source shall have committed to provide Buyer with all or any portion of the Financing. In the event any alternative financing source is required to be obtained, (i) any reference in this Agreement to the “Debt Financing” or “Financing” shall include the financing contemplated by the alternate source, (ii) any reference in this Agreement to the “Debt Financing Commitment” or “Financing Commitment” shall be deemed to include any commitment letter of the alternative financing source, (iii) any reference in this Agreement to “fee letter” shall be deemed to include any fee letter relating to the alternative financing source and (iv) any reference in this Agreement to the “Financing Sources” shall refer to the alternative financing sources. Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Financing Commitment or the definitive agreements relating to the Financing that would (A) add new conditions precedent or expand any of the conditions precedent set forth therein as in effect on the date of this Agreement (unless such new or expanded conditions precedent would not reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Financing), (B) reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Financing, (C) reduce the aggregate cash amount of the funding commitments under the Debt Financing Commitment in effect on the date of this Agreement to be funded on the Closing Date (except as set forth in any “flex provisions” in the Debt Financing Commitment and, to the extent resulting from an increase in the amount of fees to be paid or original issue discount, if any revolving facility or increased term loan is available to satisfy such amounts or original issue discount), or (D) otherwise adversely affect in any material respect the ability of Buyer to enforce its rights against the other parties to the Debt

Financing Commitment or materially delay the Closing (collectively, the “Restricted Commitment Letter Amendments”) (provided, that subject to the limitations set forth in this Section 8.08(c), Buyer may amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the commitment letter as of the date of this Agreement (but not to make any other changes except as permitted under this Section 8.08(c), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment). Buyer shall promptly deliver to Seller true, complete and correct copies of any amendment, modification or replacement of the Debt Financing Commitment. Buyer shall keep Seller reasonably apprised of material adverse developments relating to the Financing, including any material dispute or disagreement between or among any parties to the Debt Financing Commitment with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing and/or the definitive documentation related thereto), including upon its becoming aware of any breach of the Debt Financing Commitment by any party thereto. For the avoidance of doubt, failure to obtain all or any portion of the Financing (or any alternative financing) shall not in and of itself relieve or alter the obligations of Buyer to consummate the purchase and sale of the Interest and the other transactions contemplated by this Agreement and the Other Transaction Documents upon the terms set forth herein and therein (such obligation being subject only to the satisfaction of the conditions set forth in Section 3.01(a)).
(d)    In connection with any Securities Offering, the Seller agrees to cause the Company and the Company Subsidiaries to (i) provide reasonable cooperation to the Buyer in connection with the Securities Offering, including permitting the Buyer to include in the offering documents the financial statements referred to in Section 4.07 and Section 5.03 and other information about the Company and Company Subsidiaries typically included in public equity offering prospectuses (excluding any “Compensation Discussion and Analysis” or similar section) and (ii) use reasonable best efforts to assist Buyer in obtaining accountant’s comfort letters as required for the Securities Offering, at Buyer’s expense, and any consents required to include any financial statements in the offering materials for the Securities Offering or otherwise in the Buyer’s SEC filings, at Buyer’s expense. For the avoidance of doubt, failure to consummate a Securities Offering shall not in and of itself relieve or alter the obligations of Buyer to consummate the purchase and sale of the Interest and the other transactions contemplated by this Agreement and the Other Transaction Documents upon the terms set forth herein and therein (such obligation being subject only to the satisfaction of the conditions set forth in Section 3.01(a)).
Section 8.09    Certain Matters. Seller and Buyer agree to the provisions set forth on Section 8.09 of the Seller Disclosure Schedule.
Section 8.10    Confidentiality.
(a)    Pre-Closing. Each of the parties acknowledges that the information being provided to it in connection with Transactions is subject to the terms of the Confidentiality

Agreement, the terms of which are incorporated herein by reference; provided that the Confidentiality Agreement and this Section 8.10(a) will not prohibit any disclosure of information permitted by Section 8.08. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and the Company Subsidiaries; provided that Buyer acknowledges that any and all other information provided to it by or on behalf of Seller or Seller’s Representatives concerning Seller and its Affiliates (other than the Company and the Company Subsidiaries) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
(b)    Post-Closing.

(i)
Buyer acknowledges that, in the course of its and its Affiliates investigation of the Company, the Company Subsidiaries, the Business and the Assets owned by the Company and the Company Subsidiaries, Buyer and its Representatives have become aware of Seller Confidential Information, and that its use of such Seller Confidential Information, or communication of such Seller Confidential Information to third parties, in each case, other than after the Closing and any Seller Confidential Information used in the Business, could be detrimental to Seller or its Affiliates. Buyer covenants that for the seven (7) year period following the Closing Date, it shall, and shall cause its Affiliates and Representatives to, maintain in confidence and not disclose or use such Seller Confidential Information without Seller’s prior written consent. If Buyer or any of its Affiliates or Representatives are requested or required (as by subpoena, civil investigative demand or similar process) to disclose any such Seller Confidential Information, Buyer will promptly notify Seller in order to permit Seller to seek a protective order or take other appropriate action. In such circumstances, Buyer will participate in Seller’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Seller Confidential Information. If, in the absence of a protective order, Buyer or any of its Affiliates or Representatives are, in the opinion of Buyer’s counsel, compelled as a matter of law to disclose such Seller Confidential Information, then Buyer or such Affiliate or Representative may disclose to the party compelling disclosure or as it orders only that part of such Seller Confidential Information as is required by Applicable Law to be disclosed and will use reasonable efforts to obtain confidential treatment therefor. Upon Seller’s request, Buyer will return and cause its Affiliates and Representatives to return to Seller all such Seller Confidential Information provided by or on behalf of Seller and destroy all Seller Confidential Information prepared by Buyer or its Affiliates or Representatives.

(ii)
Seller acknowledges that, in the course of Buyer’s and its Affiliates investigation of the Company, the Company Subsidiaries, the Business and the Assets owned by the Company and the Company Subsidiaries and

Seller’s ownership of the Company and the Company Subsidiary, Seller and its Representatives have become aware of Buyer Confidential Information, and that its use of such Buyer Confidential Information, or communication of such Buyer Confidential Information to third parties could be detrimental to Buyer or its Affiliates. Seller covenants that for the seven (7) year period following the Closing Date, it shall, and shall cause its Affiliates and Representatives to, maintain in confidence and not disclose or use such Buyer Confidential Information without Buyer’s prior written consent. If Seller or any of its Affiliates or Representatives are requested or required (as by subpoena, civil investigative demand or similar process) to disclose any such Buyer Confidential Information, Seller will promptly notify Buyer in order to permit Buyer to seek a protective order or take other appropriate action. In such circumstances, Seller will participate in Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Buyer Confidential Information. If, in the absence of a protective order, Seller or any of its Affiliates or Representatives are, in the opinion of Seller’s counsel, compelled as a matter of law to disclose such Buyer Confidential Information, then Seller or such Affiliate or Representative may disclose to the party compelling disclosure or as it orders only that part of such Buyer Confidential Information as is required by Applicable Law to be disclosed and will use reasonable efforts to obtain confidential treatment therefor. Upon Buyer’s request, Seller will return and cause its Affiliates and Representatives to return to Buyer all such Buyer Confidential Information provided by or on behalf of Buyer and destroy all Buyer Confidential Information prepared by Seller or its Affiliates or Representatives. Notwithstanding anything herein to the contrary, Seller shall be permitted to disclose such information as is necessary in their reasonable assessment with respect to the Specified Litigation; provided, that prior to the disclosure of any Buyer Confidential Information in connection therewith, Seller shall, to the extent legally permissible, notify Buyer promptly so that Buyer may seek an appropriate protective order or take any other appropriate action.
Section 8.11    Non-solicitation.
(a)    For the period commencing on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its subsidiaries to, directly or indirectly, solicit for hire or hire any person who is or was employed by the Company or any of the Company Subsidiaries at Closing other than purely administrative personnel that are not in any managerial role, or solicit any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 8.11(a) shall prevent Seller or any of its subsidiaries from hiring (i) any employee whose employment has been terminated by Buyer, the Company or any Company Subsidiary or (ii) after six (6) months from the date of termination of employment, any employee whose employment has been terminated by the employee.
(b)    This Section 8.11 shall cease to apply to any Person at such time as it is no longer a subsidiary of Seller and shall not apply to any person that purchases Assets, operations or a business from a Seller or its subsidiaries if such person is not a subsidiary of Seller after the consummation of such transaction.
(c)    If a court of competent jurisdiction declares that any term or provision of this Section 8.11 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to and shall reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, and/or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified.
Section 8.12    Post-Closing Receipts. If, after the Closing Date, either party or its Affiliates receives any funds belonging to another party or its Affiliates in accordance with the terms of any Transaction Document, the receiving party will, or will cause its Affiliates to, promptly advise the other party or its applicable Affiliate, will segregate and hold such funds in trust for the benefit of the other party or its Affiliates and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party or its Affiliates.
Section 8.13    Insurance Coverage. From and after the Closing, the Company and the Company Subsidiaries shall cease to be insured by Seller’s insurance policies or by any of its self-insurance programs and Seller shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs. The parties acknowledge that the Company and the Company Subsidiaries and the Business may be entitled to the benefit of coverage under the insurance policies made available through Seller as described on Section 8.13 of the Seller Disclosure Schedule to the extent such policies are in existence at the Closing (the “Retained Policies”), in each case with respect to acts, facts, circumstances or omissions occurring prior to the Closing (“Pre-Closing Occurrences”). For a period of twenty (20) months after the Closing, Buyer may report to Seller any and all Pre-Closing Occurrences arising in connection with the Company and the Company Subsidiaries or the Business to the applicable insurance providers to the extent permitted under the Retained Policies (“Retained Policy Claims”). Seller shall consider in good faith such Retained Policy Claims, and if in the good faith judgment of Seller the submission of such Retained Policy Claims would not be harmful to Seller or its subsidiaries or their businesses, Seller shall submit such Retained Policy Claims to the insurer; provided that, (a) Buyer shall be fully liable for all uninsured or self-insured amounts in respect of any Retained Policy Claims, and (b) Buyer agrees to reimburse Seller promptly upon request for all out-of-pocket costs or expenses incurred by Seller or any Affiliate of Seller in connection with making or pursuing any claim pursuant to this Section 8.13, including the costs of filing a claim and any deductibles, premium increases or other amounts that are or become payable by such other party or any Affiliate of such other party under the applicable insurance policies or self-insurance programs as a result of claims made pursuant to this Section 8.13 (such costs and expenses referred to in this clause (b), “Recovery Costs”). With respect to Pre-Closing Occurrences, Seller (with respect to the Retained Policies) shall be under no obligation to continue to maintain such Retained Policies if Seller determines in good faith that the interests of Seller, its subsidiaries and its businesses would be better served by not continuing such policies. Notwithstanding anything in this Section 8.13 to the contrary, this Section 8.13 shall be subject in all respects to the terms of Seller’s insurance policies, and to the extent such insurance policies do not permit any of the matters described in this Section 8.13, then Seller shall be under no obligation to Buyer with respect to such matters.
ARTICLE IX

Employee and Related Matters
Section 9.01    Employee Benefits.
(a)    Buyer agrees that it shall ensure that each employee of Seller, the Company or the Company Subsidiaries who continues employment with Buyer, the Company or any of their respective subsidiaries or affiliates after the Closing Date (a “Continuing Employee”) shall be provided with, for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or twelve (12) months following the Closing Date, with compensation and benefits (excluding equity awards) that are substantially, in the aggregate, equal to the compensation and benefits provided by Seller, the Company and the Company Subsidiaries to such Continuing Employee immediately prior to the date of this Agreement; provided that nothing herein shall preclude Buyer, the Company or Company Subsidiaries from changing the terms and conditions of employment (subject to the foregoing requirement to provide substantially equal compensation and benefits to each Continuing Employee for the period described above) or terminating the employment of any Continuing Employee at any time following the Closing Date. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as (i) prohibiting Buyer from converting the employee benefits offered to the Continuing Employees at any time during the aforementioned period to employee benefits offered by Buyer to comparably situated employees of Buyer and its affiliates, (ii) prohibiting the termination of any employee benefits being offered to the Continuing Employees by the Company or the Company Subsidiaries (if any) which are not being offered by Buyer to comparably situated employees of Buyer and its affiliates, or (iii) conferring, or intending to confer, on any employee of Seller, the Company or the Company Subsidiaries a right to continued employment with Buyer or any of its affiliates following the Closing. For clarity, Buyer has the right to modify or terminate the employment or terms of employment of any Continuing Employee, including the right to amend or terminate any employee benefits or compensation plan, program or arrangement, after the Closing Date (subject to the foregoing requirement to provide substantially equal compensation and benefits to each Continuing Employee for the period described above).

(b)    Seller agrees to waive any non-competition, non-solicitation, and any other restrictive covenants as to any Continuing Employee as of the Closing Date.
(c)    Buyer shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with Seller, the Company and the Company Subsidiaries (or predecessor employers to the extent Seller, the Company or any Company Subsidiary provides such past service credit under its employee benefit plans), to the extent adequately disclosed by Seller to Buyer on the date of this Agreement, under each of the comparable employee benefit plans, programs and policies of Buyer, the Company or the relevant subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Buyer shall, or shall cause the Company or relevant subsidiary to, credit to Continuing Employee the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Buyer, the Company or the relevant subsidiary for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any, Buyer shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) to the extent permitted by the plan, cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums, to the extent adequately disclosed by Seller to Buyer on the date of this Agreement, as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Buyer, the Company or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs.
(d)    Seller and its Affiliates (other than the Company and any of the Company Subsidiaries) shall be solely responsible for, and shall indemnify and hold Buyer and its Affiliates harmless from and against, any obligations or losses relating to provision of continuation coverage, and all related notices, under any group health plan maintained or formerly maintained by Seller or its Affiliates to or in respect of all current and former employees of the Company and the Company Subsidiaries, and their beneficiaries for whom a qualifying event occurs prior to, on or after the Closing Date, except that Buyer and its Affiliates shall be solely responsible for, and shall indemnify and hold Seller and its Affiliates harmless from and against, any obligations or losses relating to provision of continuation coverage, and all related notices, under any group health plan maintained or formerly maintained by Buyer or its Affiliates to or in respect of all Continuing Employees and their beneficiaries for whom a qualifying event occurs after the Closing Date. The terms “group health plan,” “continuation coverage,” and “qualifying event” are used herein with the meanings ascribed to them in Section 4980B of the Code and Sections 601 - 609 of ERISA.
(e)    Seller shall take such action as is necessary to provide that all Continuing Employees who are participants in the Seller 401(k) Plan (the “Seller 401(k) Plan”) have a fully vested and nonforfeitable interest in their entire respective account balances under such plan as of the Closing Date (regardless of their years of vesting credit under the Seller 401(k) Plan). On or prior to the Closing Date, with respect to all Company employees, Seller shall contribute all contributions to the Seller 401(k) Plan (i) which are required to be made through the last complete pay period prior to the Closing Date under the Seller 401(k) Plan, and (ii) which relate to service or employee salary deferral contributions through the last complete pay period prior to the Closing Date, whether or not required to be made on or prior to the Closing Date under the Seller 401(k) Plan.
(f)    Except as set forth in Section 9.01(f) of the Seller Disclosure Schedule, Seller and its Affiliates (other than the Company and any Company Subsidiary) shall retain all liabilities with respect to the Company Benefit Plans, including for any claims made thereunder before, on or after the Closing Date and neither Buyer nor any of its Affiliates shall assume any such liabilities or have any obligation to contribute to, or adopt as a participating company in, any Company Benefit Plan.  Seller and its Affiliates (other than the Company and any Company Subsidiary) shall indemnify and hold harmless Buyer, the Company and their respective Affiliates from and against, any and all Losses arising out of, or relating to, any Company Benefit Plan. No provision of this Agreement shall (i) create any third party beneficiary rights in any Continuing Employee, or any beneficiary or dependents thereof, or (ii) be construed as in any way modifying or amending the provisions of any Company Benefit Plan.
(g)    In order to provide information to Buyer sufficient to enable it to be prepared to perform its obligations under this Section 9.01 beginning at the Closing, Seller agrees that between the date of the Agreement and the Closing it will cause its human resources personnel to confer with Buyer’s personnel and provide information to Buyer relating to the Continuing Employees and their compensation and benefits as reasonably requested by Buyer.

Section 9.02    Assumption of Continuing Employee Equity Awards. Effective as of the Closing Date, each then non-vested, outstanding and unpaid award of “restricted stock units” held by a Continuing Employee (each, a “Seller RSU Award”) shall terminate in accordance with its terms and Buyer shall grant each Continuing Employee an award of restricted stock units with respect to a number of shares of Buyer’s common stock (rounded to the nearest whole share) equal to the product of the number of shares of Seller’s common stock subject to such Seller RSU Award immediately prior to the Effective Time multiplied by the Equity Exchange Ratio. Such award shall be subject to terms and conditions provided under Buyer’s applicable equity plan, with vesting over a four (4) year period commencing on the Effective Time. For purposes hereof, “Equity Exchange Ratio” means the quotient obtained by dividing (x) the volume weighted average trading price of Seller’s common stock for the twenty (20) consecutive trading days ending on the trading day immediately preceding the Closing Date, by (y) the volume weighted average trading price of Buyer’s common stock for the twenty (20) consecutive trading days ending on the trading day immediately preceding the Closing Date. Buyer agrees to file a registration statement on Form S-8 (or any successor form) with respect to the shares of Buyer common stock issuable with respect to the new awards granted by Buyer as provided in this Section 9.02 to the extent required under Applicable Law in order to register the shares of Buyer common stock issuable pursuant to such awards, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such awards remain outstanding. As promptly as practicable following the date the date of this Agreement, Seller will deliver a list for each of the Seller RSU Awards referred to in this Section 9.02, the recipient, the number of Seller shares covered by the applicable Seller RSU Award and the portion that is unvested as of the date of this Agreement.
ARTICLE X

Further Assurances
Section 10.01    Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8.01, 8.04 and 8.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, but no such action will require any party to waive rights under this Agreement or any Other Transaction Documents.
ARTICLE XI

Indemnification
Section 11.01    Tax Indemnification.
(a)    After the Closing, Seller shall indemnify Buyer and its Affiliates (including the Company and the Company Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of the Company and the Company Subsidiaries for the Pre-Closing Tax Period, (ii) any

liability arising from any breach of any representation or warranty of Seller in Section 4.08 of this Agreement, and (iii) all liability for Taxes of any person as a result of Treasury Regulation § 1.1502-6 (or comparable provision under federal, state, local or foreign tax laws), as a transferee or successor, or by contract (other than a contract whose principal purpose does not relate to Taxes). Notwithstanding the foregoing, Seller shall not indemnify and hold harmless Buyer and its Affiliates, and each of their respective officers, directors, employees and agents, from any liability for Taxes attributable to any action taken after the Closing by Buyer, any of its Affiliates (including the Company and the Company Subsidiaries), or any transferee of Buyer or any of its Affiliates (other than any such action expressly required by Applicable Law or by this Agreement and any such action taken on the Closing Date in the ordinary course of business) (a “Buyer Tax Act”) or attributable to a breach by Buyer of its obligations under this Agreement.
(b)    After the Closing, Buyer shall, and shall cause the Company and the Company Subsidiaries to, indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of or attributable to the Company and the Company Subsidiaries for any taxable period ending after the Closing Date (except to the extent of any Straddle Period, in which case Buyer’s indemnity will cover only that portion of any such Taxes that are for the portion of any such Straddle Period that is after the Closing Date, (ii) all liability for Taxes in Section 12.04 of this Agreement, and (iii) all liability for Taxes attributable to a Buyer Tax Act or to a breach by Buyer of its obligations under this Agreement.
(c)    In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i)
real, personal and intangible property and other ad valorem Taxes (“Property Taxes”) of the Company and the Company Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii)
the Taxes of the Company and the Company Subsidiaries (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

Section 11.02    Survival. The representations, warranties, covenants and agreements made in this Agreement (in each case other than the representations and warranties relating to Taxes) shall survive the Closing solely for purposes of Section 11.03 , Section 11.04 and Section 15.04 and shall terminate at the close of business on the date that is sixteen (16) months after the Closing Date (but in no event past August 15, 2017), except that (a) the Seller Fundamental Representations and the Buyer Fundamental Representations shall terminate at the close of business on the date that is sixty (60) months after the Closing Date, (b) representations and warranties relating to Taxes shall terminate sixty (60) days after the expiration of the applicable statutes of limitations, (c) the covenants set forth in Sections 5.01, 5.03, 8.05 and 8.08 shall not survive the Closing, (d) all covenants relating to Taxes shall terminate sixty (60) days after the expiration of the applicable statute of limitations and (e) the covenants set forth in Article VII and Article VIII (other than the covenants set forth in Sections 8.05 and 8.08) (i) for which performance is required prior to or on the Closing shall survive until sixteen (16) months (but in no event past August 15, 2017) following the date on which such covenant is to be fully and finally performed and (ii) for which performance is required after the Closing shall survive until three (3) years following the date on which such covenant is to be fully and finally performed
Section 11.03    Other Indemnification by Seller.
(a)    Subject to Section 11.03(b), except as relates to Taxes, for which the sole indemnification is provided in Section 11.01, Seller shall indemnify Buyer, its Affiliates (including the Company and the Company Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Buyer Indemnified Parties”) against and hold them harmless from all Losses suffered or incurred by any such Buyer Indemnified Party to the extent arising from (i) any breach of any representation or warranty of Seller contained in this Agreement (provided that for the purposes of the foregoing clause (i), qualifications as to “material”, “materiality”, “Material Adverse Effect” and similar qualifiers based on materiality contained in such representations or warranties shall not be given effect for purposes of calculating any Losses (but shall be given effect for purposes of determining whether a breach of such representations or warranties has occurred)), (ii) any breach of any covenant of Seller contained in this Agreement or (iii) the Restructuring Transactions.
(b)    Seller shall not have any liability under Section 11.03(a)(i) above:

(i)
unless the aggregate of all Losses relating thereto for which Seller would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $3,000,000 (such amount, the “Deductible Amount”), and then only to the extent of any such excess; provided, however, that in no event shall the liability of Seller under Section 11.03(a)(i), together with the liability of Seller under Section 11.03(a)(iii), exceed an amount equal to $28,000,000 (such amount, the “Cap”); and provided, further, that the limitations in this Section 11.03(b)(i) shall not apply to any Losses resulting from a breach of the representations and warranties made in

Section 4.01 (Authority), 4.03 (The Interest), the first sentence of Section 4.04(a) (Organization), Section 4.05 (Interest of the Company), 4.06(a) (Company Subsidiaries) but only to the extent it relates to the Significant Company Subsidiaries and Section 4.22 (Brokers) (together, the “Seller Fundamental Representations”); or

(ii)	for any Losses with respect to the Seller Fundamental Representations in an amount that would exceed an amount equal to the Purchase Price (such amount, the “Fundamental Representations Cap”).
(c)    No Losses under Section 11.03(a)(iii) are subject to the Deductible Amount; but Losses under Section 11.03(a)(iii), together with any Losses under Section 11.03(a)(i) (excluding the Seller Fundamental Representations), shall not exceed the Cap referred to above.
(d)    No Losses under Section 11.03(a)(ii) are subject to the Deductible Amount; but Losses under Section11.03(a)(ii), together with any Losses with respect to Seller Fundamental Representations, shall not exceed the Fundamental Representations Cap referred to above.
Section 11.04    Other Indemnification by Buyer.
(a)    Subject to Section 11.04(b), except as relates to Taxes, for which the sole indemnification is provided in Section 11.01, Buyer shall, and shall cause the Company and the Company Subsidiaries to, indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Seller Indemnified Parties”) against and hold them harmless from all Losses (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement (provided that for the purposes of the foregoing clause (i), qualifications as to “material”, “materiality”, “Material Adverse Effect” and similar qualifiers based on materiality contained in such representations or warranties shall not be given effect for purposes of calculating any Losses (but shall be given effect for purposes of determining whether a breach of such representations or warranties has occurred)) or (ii) any breach of any covenant of Buyer contained in this Agreement.
(b)    Buyer shall not have any liability under Section 11.04(a)(i) above:

(i)
unless the aggregate of all Losses relating thereto for which Seller would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to the Deductible Amount, and then only to the extent of any such excess; provided, however, that in no event shall the liability of Buyer under Section 11.04(a)(i) exceed an amount equal to the Cap; and provided, further, that the limitations in this Section 11.04(b)(i) shall not apply to any Losses resulting from a breach of the representations and warranties made in Sections 6.01 (Authority), 6.06 (Sufficiency of Funds),

6.07 (Brokers) or 6.09 (Solvency) (together, the “Buyer Fundamental Representations”); or

(ii)	for Losses with respect to the Buyer Fundamental Representations in an amount that would exceed an amount equal to the Fundamental Representations Cap.
(c)    No Losses under Section 11.04(a)(ii) shall be subject to the Deductible Amount; but Losses under Section 11.04(a)(ii), together with any Losses with respect to Buyer Fundamental Representations, shall not exceed the Fundamental Representations Cap referred to above.
Section 11.05    Limitations on Indemnification; Cooperation.
(a)    Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.
(b)    Each of Buyer and Seller acknowledges and agrees that, (i) other than the representations and warranties of Buyer or Seller specifically contained in this Agreement or the Other Transaction Documents, there are no representations or warranties of Buyer or Seller either expressed or implied with respect to the Transactions, the Company or the Company Subsidiaries or their respective Assets, liabilities and business, and neither Buyer nor Seller has relied on any representations or warranties other than those specifically set forth in this Agreement or the Other Transaction Documents and (ii) it shall have no claim or right to indemnification pursuant to Section 11.03 or Section 11.04 with respect to any information, documents or materials furnished by Buyer or Seller or any of its officers, directors, employees, agents or advisors to the other party, including any information, documents or material made available to a party in certain “data rooms”, management presentations or any other form in expectation of the Transactions except as expressly set forth herein. Each of Buyer and Seller also acknowledges and agrees that in connection with the Transactions, it has received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the other party (including, as to Seller, the Company and the Company Subsidiaries) and no representation or warranty is being made by or on behalf of either party with respect to such matters except as expressly set forth in this Agreement.
(c)    No party shall have any right to indemnification under this Article XI with respect to any Losses to the extent (and only to the extent) such Losses (i) arise out of any action taken by or omitted to be taken by such party; (ii) arise solely out of changes after the Closing Date in Applicable Law or interpretations or applications thereof; or (iii) are duplicative of Losses that have previously been recovered hereunder. No indemnified party shall have any right to assert any claim against any indemnifying party with respect to any Loss, cause of action or other claim to the extent such Loss is a Loss, cause of action or claim with respect to which such indemnified party or any of its Affiliates has taken action (or caused action to be taken) with the primary intent of accelerating the time period in which such matter is asserted or payable in order to cause a claim to be made prior to the applicable expiration date set forth in Section 11.07.
(d)    For purposes of this Agreement, “Losses” means all losses, damages, costs, expenses, and Liabilities actually suffered or incurred or paid (including reasonable attorneys’ fees) including the reasonable costs of mitigation or pursuing recovery under third party indemnification agreements or insurance policies, but Losses will not include any punitive or consequential or special damages or Losses in the form of a diminution in value of the Business; provided that the foregoing shall not limit punitive, consequential or special damages or Losses in the form of a diminution in value of the Business required to be paid to a third party by order of a Governmental Entity. In no event shall either party have any Liability under this Agreement (including under this Article XI) for (a) any types of damages not included in the definition of “Losses” or (b) the amount that is a possible or Loss that the indemnified party believes may be asserted by a third party but has not yet been asserted by a third party.
Section 11.06    Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under this Article XI shall be net of any amounts recovered by the indemnified party under insurance policies with respect to Loss. If any indemnified party or any of its Affiliates is at any time entitled to recover under an insurance policy any amount in respect of any matter giving rise to a Loss pursuant to the provisions of this Article XI, as applicable, the indemnified party shall (and shall cause its applicable Affiliates to) take commercially reasonable steps to pursue such recovery. If any indemnified parties recover any amounts in respect of Losses pursuant to the provisions of this Article XI under any insurance policy at any time after the indemnifying party has paid all or a portion of such Losses to such indemnified parties pursuant to the provisions of this Article XI, Buyer or Seller, as applicable, shall, or shall cause such indemnified party to, promptly (and in any event within five (5) Business Days after receipt) pay over to the indemnifying party the amount so received (to the extent previously paid by the indemnifying party) net of any costs of recovery not reimbursed by the Indemnifying Party. In no event shall recovery of any insurance proceeds or any failure by an indemnified party to seek recovery pursuant to any insurance policy be a condition to such indemnified party’s right to indemnification pursuant to this Article XI. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870 AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States federal income Tax purposes.
Section 11.07    Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto (a) pursuant to Section 11.01, shall terminate sixty (60) days after the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof) and (b) pursuant to Sections 11.03(a)(i) and (ii) and 11.04(a)(i) and (ii) shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 11.02; provided, however, that as to clauses (a) and (b) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.
Section 11.08    Procedures Relating to Indemnification for Third Party Claims.
(a)    In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement (other than indemnification for a Tax Claim under Section 11.01 which shall be governed by Section 11.10) in respect of, arising out of or involving a claim or demand made by a third party against the indemnified party (a “Third Party Claim”), such indemnified party must promptly notify the indemnifying party in writing (which notice shall describe in reasonable detail the events giving rise to such Third Party Claim), of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party is actually prejudiced by such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
(b)    If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to assume the defense thereof with counsel with sufficient competence in such matters selected by the indemnifying party reasonably satisfactory to the indemnified party so long as (i) the Third Party Claim principally involves money damages and does not principally seek an injunction or other equitable relief against the indemnified party and (ii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal laws or regulatory enforcement action. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof.
(c)    If the indemnifying party so elects to assume the defense of any Third Party Claim, (i) it shall pursue such defense until the Third Party Claim has been resolved and (ii) all of the indemnified parties shall cooperate with the indemnifying party at the indemnifying party’s expense in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, subject to the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall be deemed reasonably withheld if (A) such settlement requires a payment to be made to the counterparty in such Third Party Claim and does not provide that the indemnifying party agrees to pay such settlement (subject to the limitations set forth in this Article XI) or (B) such settlement or consent results in the finding or admission of any violation of criminal laws or any other admission of criminal wrongdoing on the part of the indemnified party. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall be deemed reasonably withheld if such settlement or consent results in the finding or admission of any violation of criminal laws or any other admission of criminal wrongdoing on the part of the indemnifying party.
(d)    Notwithstanding anything to the contrary herein, this Article XI shall not address the Specified Litigation, and the Specified Litigation shall be exclusively governed by the Specified Agreement.
Section 11.09    Procedures Related to Indemnification for Other Claims (Other than Tax Claims under Section 11.01). In the event any indemnified party should have a claim against any indemnifying party under Section 11.03 or 11.04 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 11.03 or Section 11.04, except to the extent that the indemnifying party demonstrates that it has been prejudiced by such failure.
Section 11.10    Procedures Relating to Indemnification of Tax Claims.
(a)    If a claim shall be made by any taxing authority, which, if successful might result in an indemnity payment to Buyer pursuant to Section 11.01 (a “Tax Claim”) to the party receiving notice of such Tax Claim, such party shall promptly notify the other party of such Tax Claim in writing and in reasonable detail. If notice of a Tax Claim is not given to such other party within fifteen (15) days, such other party shall not be liable in respect of such Tax Claim to the extent that such other party’s position is actually prejudiced as a result thereof. With respect to any Tax Claim relating to a taxable period that ends on or before the Closing Date, Seller shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may either pay the Tax claimed and sue for a refund where Applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that with respect to any such Tax Claim that could potentially affect Tax liabilities of Buyer or the Company or the

Company Subsidiaries for any Post-Closing Tax Period, Seller will keep Buyer informed of all material developments and events.
(b)    With respect to any Tax Claim relating to a taxable period that ends after the Closing Date (including any Straddle Period), Buyer shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may either pay the Tax claimed and sue for a refund where Applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that with respect to any such Tax Claim that could potentially affect Tax liabilities of Seller or the Company or the Company Subsidiaries for any Pre-Closing Tax Period, Buyer will keep Seller informed of all material developments and events.
(c)    Buyer and the Company and each of their respective Affiliates shall cooperate in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon request) the provision to the other party of records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
Section 11.11    Exclusive Remedy. Except as otherwise expressly set forth in this Agreement, each of Buyer and Seller further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Transactions, the Company, the Company Subsidiaries and their respective Assets, liabilities and businesses (other than claims of, or causes of action arising from or fraud) shall be pursuant to the indemnification provisions set forth in this Article XI except that any claims arising under the TSAs and the License will be governed by the terms of those agreements and will not be subject to the provisions of this Article XI. In furtherance of the foregoing, each of Buyer and Seller hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or its Affiliates may have against the other party or its Affiliates arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article XI, the provisions of Article II and pursuant to the Mutual Release, TSAs and License).
ARTICLE XII

Tax Matters
Section 12.01    Responsibility for Preparation and Filing of Tax Returns and Amendments.
(a)    Seller shall timely prepare and file all Tax Returns with respect to which the Company or Company Subsidiaries file a consolidated, combined or unitary Tax Return with

Seller with respect to a Pre-Closing Tax Period that are required to be filed after the Closing Date. All other Tax Returns of the Company or Company Subsidiaries shall be prepared, or caused to be prepared, by Buyer.
(b)    Buyer and its Affiliates shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), amend any Tax Returns of the Company or any Company Subsidiary for any Pre-Closing Tax Period.
Section 12.02    Cooperation. Each of Seller, the Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller and its Affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and the Company Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees, and agrees to cause the Company and the Company Subsidiaries, (a) to use their respective best efforts to properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary, and (b) to allow Seller and its agents and Representatives (and agents or Representatives of any of its Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours.
Section 12.03    Refunds and Credits. Any refunds or credits of Taxes of the Company or the Company Subsidiaries for any Pre-Closing Tax Period shall be for the account of Seller provided, however, that there will be no payment obligation under this Section 12.03 for any Tax refund or credit that results from a carryback or other use in a Pre-Closing Tax Period of a Tax item attributable to or arising in a Post-Closing Tax Period. Buyer shall cause the Company to forward to Seller any such refund within ten (10) days after the refund is received (or reimburse Seller for any such credit within ten (10) days after any such credit is applied against other Tax liability). Seller and Buyer shall treat any payments under the preceding sentence that Seller shall receive pursuant to this Section 12.03 as an adjustment to the gross purchase price as determined for federal income Tax purposes, except as otherwise required by Applicable Law.
Section 12.04    Transfer Taxes. All transfer, documentary, sales, use, value added, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the Transactions shall be paid fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by Buyer, on the other hand. Buyer shall file all appropriate Tax Returns as may be required with respect to such Taxes. Seller and Buyer shall cooperate in timely making all Tax Returns as may be required to be filed in the preceding sentence.
Section 12.05    Buyer Activity Post Closing. Buyer shall not, with respect to any Pre-Closing Tax Period, take a position with respect to Taxes of the Company or any of the

Company Subsidiaries that would have the effect of shifting income to a Pre-Closing Tax Period unless, in each case, Seller shall have consented in writing to such action by Buyer. Buyer shall not file any elections under Section 338 of the Code.
Section 12.06    Allocation of Purchase Price. The gross purchase price as determined for U.S. federal income tax purposes shall be allocated among the shares of the Significant Company Subsidiaries and the other assets of the Company in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated. Within sixty (60) days after the determination of the adjustments, if any, to the Purchase Price under this Agreement, Buyer will provide to Seller its proposed allocation of the purchase price (the “Allocation”). Within thirty (30) days after the receipt of such Allocation, Seller will submit to Buyer in writing any proposed changes to such Allocation or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld, conditioned or delayed (and in the event no such changes are proposed in writing to Buyer within such period of time, Seller will be deemed to have agreed to, and accepted, the Allocation). Buyer and Seller will endeavor in good faith to resolve any differences with respect to the Allocation within fifteen (15) days after Buyer’s receipt of written notice of objection from Seller. Any unresolved disputes will be resolved by the Independent Accounting Firm, the costs of which shall be borne by Seller on the one hand and Buyer on the other hand in proportion to the percentage of the total dollar amount of the items submitted for dispute that are resolved in Buyer’s or Seller’s favor, respectively. The determination of the Independent Accounting Firm shall be binding on Buyer and Seller. All Tax Returns and reports filed by Buyer, the Company and the Company Subsidiaries will be prepared consistently with the Allocation. None of Buyer, the Company, the Company Subsidiaries or Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so under Applicable Law pursuant to a determination (within the meaning of Section 1313(a) of the Code or analogous provisions of state, local or foreign Tax Law). Seller and Buyer agree that they will timely file Form 8594 (and any applicable state or local forms) by attaching such form to their respective timely filed U.S. federal income Tax Returns and otherwise in a manner reflecting the Allocation, and Seller and Buyer will cooperate with each other in connection with such preparation and filing. The parties shall further cooperate in updating the Allocation and Form 8594 (and any applicable state or local forms) with respect to any post-Closing adjustments to the purchase price as determined for U.S. federal income Tax purposes (including under Section 11.06).
Section 12.07    Tax Treatment of Payments. Except to the extent otherwise required by Applicable Law, Seller and Buyer shall treat any and all payments under this Article XII, Section 2.05, and Article XI as an adjustment to purchase price for Tax purposes.
ARTICLE XIII

Termination

Section 13.01    Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:
(a)    by mutual written consent of Seller and Buyer;
(b)    by either party hereto, if the Closing does not occur on or prior to the date that is ninety (90) days after the date hereof (and if such ninetieth (90th) day is not a Business Day, then the next following Business Day) (the “End Date”);
(c)    by Buyer if any of the conditions set forth in Section 3.01 shall have become incapable of fulfillment by the End Date, and shall not have been waived by Buyer;
(d)    by Seller if any of the conditions set forth in Section 3.02 shall have become incapable of fulfillment by the End Date, and shall not have been waived by Seller; or
(e)    by Buyer pursuant to Section 8.09;
provided, however, that the party seeking termination pursuant to clause (b), (c), (d) or (e) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.
Section 13.02    Consequences of Termination. In the event of termination by Seller or Buyer pursuant to Section 13.01, the party desiring to terminate this Agreement shall give written notice thereof to the other party and this Agreement shall be terminated, without further action by either party. If this Agreement is terminated as described in this Article XIII, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 8.03 relating to publicity, (b) Section 15.03 relating to certain expenses, (c) Section 15.04 relating to the parties’ rights to seek and obtain specific performance, and (d) this Article XIII. Nothing in this Article XIII shall be deemed to release either party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.
ARTICLE XIV

Definitions; Rules of Construction
Section 14.01    Certain Defined Terms.
(a)    Capitalized terms used in this Agreement (including in the recitals above and in the Seller Disclosure Schedule and Exhibits attached hereto) that are not defined herein (or in the relevant Schedule or Exhibit) have the meanings set forth below:
“Action” means any action, suit, arbitration or proceeding by or before any Governmental Entity.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Anti-Corruption Laws” means, collectively, any Applicable Law relating to corruption, bribery or similar actions of government officials or any other persons, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, any other applicable anti-corruption law, any applicable anti-money laundering or sanctions law or regulation, USA Patriot Act, and any rules and regulations issued under any of the foregoing.
“Applicable Law” means any applicable law (including common law), statute, constitution, treaty, ordinance, code, rule and regulation.
“Assets” means any asset or property, whether tangible or intangible, real or personal.
“Business” means the business conducted by the Company and the Company Subsidiaries as of the date hereof.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the States of Massachusetts or California are required or authorized by Applicable Law to be closed.
“Buyer Confidential Information” means (a) any information that is confidential, non-public, or proprietary about Buyer, its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) and any of their businesses, operations, clients, customers, prospects, personnel, properties, processes and products, financial, technical, commercial and other information (regardless of the form or format of the information (written, verbal, electronic or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by Seller or its Affiliates or Representatives), and (b) all notes, analyses, compilations, studies or other material prepared by Seller, its Affiliates, or their Representatives derived from, reflecting or incorporating, in whole or in part, any such information provided or made available by Buyer or its Affiliates or by their Representatives. “Buyer Confidential Information” shall not include information that (x) is or becomes generally available to the public through no direct or indirect act or omission by Seller or any of its Affiliates or Representatives, or (y) is already available to, or is or becomes available on a non‑confidential basis to, Seller or its Affiliates or Representatives from a source, other than Buyer or its Affiliates or Representatives, who is not prohibited from disclosing such portions to Seller or its Affiliates by any contractual, legal or fiduciary obligation.
“Cash” means cash, negotiable instruments, restricted cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, deposits with third parties (including landlords), funds in time and demand deposits or similar accounts and any evidence of Debt issued or guaranteed by any Governmental Entity.

“Certain Employees” has the meaning ascribed to such term on Section 14.01(a) of the Seller Disclosure Schedule.
“Closing Statements” means, collectively, the Estimated Working Capital Statement, the Proposed Working Capital Statement and the Final Working Capital Statement.
“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any Company Subsidiary, except for any items that are abandoned, withdrawn, cancelled, or expired.
“Company Software” means all Software included in the Owned Intellectual Property Rights.
“Confidentiality Agreement” means that certain Bilateral Confidentiality Agreement, dated as of November 5, 2015, by and between Seller and Buyer.
“Current Assets” means the categories of Assets which are classified as “Current Assets” under GAAP and as set forth in the Working Capital Schedule, to the extent owned by any Company or any Company Subsidiary as of the Effective Time, other than income taxes and cash.
“Credit Agreement” means the Credit Agreement, dated as of January 15, 2016, among the Seller and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, and the lenders named therein.
“Current Liabilities” means the categories of Liabilities which are classified as “Current Liabilities” under GAAP and as set forth in the Working Capital Schedule, to the extent they are a Liability of any Company or any Company Subsidiary as of the Effective Time, other than income taxes.
“Debt” means, without duplication, (a) financial indebtedness for borrowed money from third party lending sources, other than trade accounts payable and excluding Current Liabilities, (b) all obligations as an account party in respect of letters of credit, bankers acceptances and similar facilities to the extent drawn upon by the counterparty thereto and (b) any guaranty of any of the foregoing.
“Environmental Laws” means any and all Applicable Law in any such case entered into, issued, or promulgated in final form as of the Closing Date by any Governmental Entity, relating to the environment, human and worker health and safety as relates to exposure to Hazardous Substances, preservation or reclamation of natural resources, or to the treatment, handling, disposal, storage, management, labeling, registration, exposure to or Release of Hazardous Substances, including CERCLA, the Federal Water Pollution Control Act, the Clean Air Act of 1970, the Toxic Substances Control Act of 1976, the Emergency Planning and Community Right to Know Act of 1986, the Safe Drinking Water Act of 1974, the Hazardous Materials Transportation Act, and any similar or implementing state or local law, and all amendments thereto or regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Estimated Closing Adjustment” means (a) the Estimated Closing Cash, minus (b) the Estimated Closing Debt Amount, minus (c) the Estimated Negative Working Capital Adjustment (if any), plus (d) the Estimated Positive Working Capital Adjustment (if any).
“Estimated Closing Cash” means Seller’s good faith estimate of the Cash of the Company and the Company Subsidiaries as of the Effective Time as set forth on the Estimated Closing Statement.
“Estimated Closing Debt Amount” means Seller’s good faith estimate of the Debt of the Company and the Company Subsidiaries as of the Effective Time as set forth on the Estimated Closing Statement, but excluding any Debt expected to be discharged by the Seller at or prior to the Closing.
“Estimated Closing Statement” means a written statement of Estimated Working Capital, the Estimated Closing Debt Amount and the Estimated Closing Cash prepared in accordance with Section 2.06.
“Estimated Negative Working Capital Adjustment” means the amount, if any, by which Target Working Capital exceeds Estimated Working Capital; provided, however, that if such amount is $500,000 or less then the Estimated Negative Net Working Capital Adjustment shall be $0.
“Estimated Positive Working Capital Adjustment” means the amount, if any, by which Estimated Working Capital exceeds Target Working Capital; provided however, that if such amount is $500,000 or less then the Estimated Positive Net Working Capital Adjustment shall be $0.
“Estimated Working Capital” means Seller’s good faith estimate of Net Working Capital of the Business as of the Effective Time as set forth on the Estimated Closing Statement.
“Final Closing Adjustment” means (a) the Final Closing Cash, minus (b) the Final Closing Debt Amount, minus (c) the Final Negative Working Capital Adjustment (if any), plus (d) the Final Positive Working Capital Adjustment (if any).

“Final Closing Cash” means the calculation of the Cash of the Company and the Company Subsidiaries as of the Effective Time as finally determined pursuant to Section 2.04.
“Final Closing Debt Amount” means the calculation of the Debt of the Company and the Company Subsidiaries as of the Effective Time as finally determined pursuant to Section 2.04, but excluding any Debt discharged by the Seller at or prior to the Closing.
“Final Closing Statement” means a written statement prepared in accordance with Section 2.06 (a) setting forth Final Working Capital, the Final Closing Debt Amount, the Final Closing Cash, the Final Positive Working Capital Adjustment or Final Negative Working Capital

Adjustment, as applicable, and (b) indicating any changes to the Estimated Closing Statement as finally determined pursuant to Section 2.04.
“Final Negative Adjustment” means the amount (if any) by which the Estimated Closing Adjustment exceeds the Final Closing Adjustment.
“Final Negative Working Capital Adjustment” means the amount (if any) by which Estimated Working Capital exceeds Final Working Capital; provided, however, that if such amount is $500,000 or less then the Final Negative Net Working Capital Adjustment shall be $0.
“Final Positive Adjustment” means the amount (if any) by which the Final Closing Adjustment exceeds the Estimated Closing Adjustment
“Final Positive Working Capital Adjustment” means the amount (if any) by which Final Working Capital exceeds Estimated Working Capital; provided, however, that if such amount is $500,000 or less then the Final Positive Net Working Capital Adjustment shall be $0.
“Final Working Capital” means the calculation of Net Working Capital of the Business as of the Effective Time as finally determined pursuant to Section 2.04.
“Financing Sources” means the persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing or alternative debt financing of the transactions contemplated hereby, including the lenders party to the Debt Financing Commitment and any joinder agreements, credit agreements or indentures entered into pursuant thereto to relating thereto, together with their Affiliates and their and their Affiliates’ former, current and future equityholders, controlling persons, directors, officers, employees, agents, members, managers, general or limited partners or assignees of such lenders and/or their respective successors and assigns.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any arbitrator, including any authority or other quasi‑governmental entity established by a Governmental Entity to perform any of such functions.
“Hazardous Substances” means any hazardous or toxic substance or waste that is regulated under or for which liability can be imposed pursuant to any Environmental Law.
“Incidental Inbound License” means any agreement entered into by the Company or a Company Subsidiary in which the only license to, or right to use, Intellectual Property Rights owned by third parties granted to the Company or a Company Subsidiary in such agreement that is merely incidental to the transaction contemplated in such agreement, the commercial purpose of which is something other than such license or right to use, such a sales or marketing agreement that includes an incidental license to use the third party’s Intellectual Property Rights in advertising and selling the third party’s products or services or otherwise performing under such agreement.
“Incidental Outbound License” means any agreement entered into by the Company or a Company Subsidiary in which the only license to, or right to use, Owned Intellectual Property Rights in such agreement is a non-exclusive license to, or right to use, Owned Intellectual Property Rights that is merely incidental to the transaction contemplated in such agreement, the commercial purpose of which is something other than such license or right to use, such as a sales or marketing agreement that includes an incidental license to use the Owned Intellectual Property Rights in advertising and selling the Company Products or otherwise performing under such agreement and which agreement does not involve any trade secrets or source code of the Company or any Company Subsidiary.
“Indenture” means the Indenture, dated as of January 15, 2016, among the Seller, the guarantors named therein and U.S. Bank National Association, as Trustee.
“Intellectual Property Rights” means all worldwide common law and statutory rights in, arising out of, or associated with the following: (a) United States and foreign patents, statutory invention registrations and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and patentable inventions; (b) trade secrets, confidential information, know-how or other proprietary information; (c) copyrights, copyrights registrations and applications therefor, rights in mask works (as defined in 17 U.S.C. §901), and all rights in databases and data collections; all moral and economic rights of authors and inventors, however denominated, and all other rights corresponding thereto throughout the world; (d) industrial designs; (e) trade names, logos, common law trademarks and service marks, and related goodwill, and domain names and uniform resources locators; and (f) any similar or equivalent rights to any of the foregoing (as applicable).
“knowledge” means (a) with respect to Seller, the actual knowledge of Charles Leader, Karl Connell, Karen Kock, BJ Heggli, Harmick Thorosian, James Gallagher, Steve Litchfield, Mark Lin and David Goren (“Seller Knowledge Persons”); and (b) with respect to Buyer, the actual knowledge of Michael Ruppert, Gerald M. Haines II and James Dougherty (“Buyer Knowledge Persons”).
“Liabilities” means any liability, Debt, commitment or obligation, whether known or unknown, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising by operation of Applicable Law).
“License” means the License and Services Agreement, in substantially the form attached hereto as Exhibit A.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date of this Agreement and throughout which (a) Buyer shall have received the Required Information, (b) no event has occurred nor do any conditions exist that would cause any of the conditions set forth in Sections 3.01(a), 3.01(b) or 3.01(e) to fail to be satisfied assuming that the Closing were to occur at any time during such twenty (20) consecutive Business Day period and (c) during the last three (3) consecutive Business Days of which the condition set forth in Section 3.01(c) has been satisfied or waived by Buyer; provided that the Marketing Period shall be deemed not to have commenced if, prior to the completion of such twenty (20) consecutive Business Day period, (i) the independent auditors withdraw their audit opinion with respect to financial statements included in the Audited Financial Statements, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent auditors or another independent public accounting firm of recognized national standing or (ii) Seller (solely to the extent such a restatement would change in any material respect the Required Information) or the Company determines and announces that it must restate the financial statements included in the Audited Financial Statements, in which case the Marketing Period may not commence unless and until such restatement has been completed or Seller or the Company have determined and announced that no such restatement is required in accordance with GAAP; provided, further, that in no event will the Marketing Period commence prior to March 28, 2016. For the avoidance of doubt, for purposes of this definition, clause (a) above shall not be deemed to require the delivery of financial statements pursuant to clause (b)(2) of paragraph 5 of the Debt Financing Commitment, or the delivery of information necessary to permit the Buyer to satisfy the condition set forth in paragraph 6 of the Debt Financing Commitment, if the Marketing Period shall have already commenced based on previously received Required Information which satisfied the requirements of paragraph 5 and paragraph 6 of the Debt Financing Commitment.
“Material Adverse Effect” means, with respect the Company or any of the Company Subsidiaries, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has a material adverse effect on the business, operations, Assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: events, changes, effects, occurrences or developments relating to or arising or resulting from (i) changes in the United States or foreign economies in general (including securities, financial or credit markets of the United States or elsewhere in the world in general), (ii) legal, regulatory or political requirements or conditions in the United States or elsewhere in the world in general, (iii) the industry in which the Company and the Company Subsidiaries operate in general and the markets (including geographic, products and services segments) in which each of the Company and the Company Subsidiaries conducts its business, (iv) semiconductor industry (and/or segments thereof), (v) any changes in Applicable Law, GAAP or other accounting standards, (vi) any disruption to the operation of the Company, the Company Subsidiaries or the Business as a result of Seller’s intention to sell the Interest to Buyer, (vii) hurricanes, tornadoes, earthquakes, tsunamis, floods, natural disasters, pandemics, acts of war, terrorism, or military actions, or any escalation or worsening thereof, (viii) the execution and delivery of this Agreement (including disclosure of the identity of Buyer and its Affiliates), or consummation of the transactions contemplated by this Agreement; (ix) events, changes or developments relating to or arising or resulting from the Transactions or the transactions contemplated by the Other Transaction Documents, the announcement or pendency of this Agreement or the Other Transaction Documents (including the loss of personnel, customers or suppliers); provided that in each case of the occurrences described clauses (i) through (vi) above do not have a material disproportionate impact on the Company and the Company Subsidiaries taken as a whole relative to other companies operating in the industry in which the Company and the Company Subsidiaries primarily operate.
“Material Customers” means the top ten (10) customers of the Business by revenue for the fiscal year ended September 27, 2015.
“Mutual Release” means the Mutual Release substantially in the form of Exhibit D.
“Net Working Capital” as of any date means (a) the Current Assets as of the Effective Time on such date, minus (b) the Current Liabilities as of the Effective Time on such date, in each case established in accordance with GAAP and the Working Capital Schedule. It is understood that Cash and Debt shall be adjusted pursuant to the separate Cash and Debt adjustments in Article II, and not through Net Working Capital.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including without limitation, any license approved by the Open Source Initiate or any Creative Commons License. Open Source Licenses include, without limitation, “copyleft” licenses.
“Open Source Software” means any Software subject to an Open Source License.
“Order” means any order, judgment, injunction, temporary restraining order, decree, or award, by or with any Governmental Entity.
“Other Transaction Documents” means the Transaction Documents described in clause (i) of “Transaction Documents”, other than this Agreement.
“Owned Intellectual Property Rights” means Intellectual Property Rights owned or purported to be owned by the Company or any of the Company Subsidiaries.
“Permit” means any authorization, consent, registration, license, permit or franchise, of or from any Governmental Entity, or to be filed with or delivered to, any person or pursuant to any Applicable Law.
“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Proposed Closing Cash” means Buyer’s good faith, proposed final calculation of the Cash of the Company and the Company Subsidiaries as of the Effective Time.

“Proposed Closing Debt Amount” means Buyer’s good faith, proposed final calculation of the Debt of the Company and the Company Subsidiaries as of the Effective Time, but excluding any Debt discharged by the Seller at or prior to the Closing.
“Proposed Closing Statement” means: (a) a written statement prepared in accordance with Section 2.06 setting forth Proposed Working Capital, Proposed Closing Debt Amount and Proposed Closing Cash describing in reasonable detail any proposed changes to the Estimated Closing Statement and attaching supporting schedules, working papers and all other relevant details to enable a review by Buyer thereof; or (b) a written statement that Seller proposes no changes to the Estimated Closing Statement, as applicable.
“Proposed Working Capital” means Buyer’s good faith, proposed final calculation of Net Working Capital of the Business as of the Effective Time.
“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and applications to register trademarks; (iii) registered domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.
“Release” has the same meaning as set forth in Section 9601(22) of CERCLA.
“Representative” of a person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such person.
“Required Information” means the financial statements set forth in paragraph 5 of Exhibit C of the Debt Financing Commitment and financial information regarding the Company and the Company Subsidiaries necessary to permit the Buyer to satisfy the condition set forth in paragraph 6 of Exhibit C of the Debt Financing Commitment (or any analogous section in any amendment, modification, supplement, restatement or replacement thereof to the extent not exceeding the scope of the requirements set forth in the Debt Financing Commitment in effect on the date hereof) and the any other information related to the Company and the Company Subsidiaries customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for a senior secured revolving and term loan A financing.
“Restructuring Transactions” means (i) the conversion of Microsemi Corp. - RF Integrated Solutions to Microsemi LLC - RF Integrated Solutions, (ii) the distribution by Microsemi LLC - RF Integrated Solutions of its interest in Microsemi Corp. - RFIS Diode Solutions to Seller and (iii) the contribution by Seller of Microsemi Corp. - Memory & Storage Solutions and Microsemi Corp. - Security Solutions to Microsemi LLC - RF Integrated Solutions.
“Sample Closing Statement” means the sample statement of Net Working Capital, Debt and Cash attached to this Agreement as Exhibit E.

“Seller Confidential Information” means: (a) any information that is confidential, non-public, or proprietary about Seller, its Affiliates (other than, after the Closing, the Company and the Company Subsidiaries) and any of their businesses, operations, clients, customers, prospects, personnel, properties, processes and products, financial, technical, commercial and other information (regardless of the form or format of the information (written, verbal, electronic or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by Buyer or its Affiliates or Representatives); and (b) all notes, analyses, compilations, studies or other material prepared by Buyer, its Affiliates, or their Representatives derived from, reflecting or incorporating, in whole or in part, any such information provided or made available by Seller or its Affiliates or by their Representatives. “Confidential Information” shall not include information that: (x) is or becomes generally available to the public through no direct or indirect act or omission by Buyer or any of its Affiliates or Representatives; or (y) is already available to, or is or becomes available on a non-confidential basis to, Buyer or its Affiliates or Representatives from a source, other than Seller or its Affiliates or Representatives, who is not prohibited from disclosing such portions to Buyer or its Affiliates by any contractual, legal or fiduciary obligation.
“Significant Company Subsidiary” means Microsemi Corp. - Memory and Storage Solutions, an Indiana corporation, and Microsemi Corp. - Security Solutions, a Delaware corporation.
“Software” means computer programs in either source code or object code form.
“Solvent”, when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“Specified Agreement” has the meaning ascribed to such term on Section 4.13 of the Seller Disclosure Schedule.
“Specified Litigation” has the meaning ascribed to such term on Section 4.13 of the Seller Disclosure Schedule.

“Site” means any real properties currently or previously owned, leased, occupied or operated by: (a) the Company or any Company Subsidiaries; (b) any predecessors of the Company or any Company Subsidiaries; or (c) any entities previously owned by the Company or any Company Subsidiaries, in each case, including all soil, subsoil, surface waters and groundwater thereat.
“Target Working Capital” means $43,000,000.
“Transaction Documents” means (i) this Agreement, the TSAs, the License, the Mutual Release, the Specified Agreement and (ii) all other agreements, certificates, instruments, documents and writings delivered in connection with this Agreement.
“Transferred Employees” has the meaning ascribed to such term on Section 14.01(a) of the Seller Disclosure Schedule.
“TSAs” means the transition services agreements between Seller and Buyer in substantially the forms of Exhibits B and C attached hereto.
“Working Capital Schedule” means schedule of Net Working Capital included in the Sample Closing Statement.
(b)    The following terms have the meanings given such terms in the Sections set forth below:
Term    Section
Agreement    Preamble
Allocation    Section 12.06
Audited Financial Statements    Section 4.07(a)
Balance Sheet    Section 4.07(a)
Bankruptcy and Equity Exception    Section 4.01
Base Purchase Price    Section 2.01(a)
Buyer    Preamble
Buyer Tax Act    Section 11.01(a)
Buyer Fundamental Representations    Section 11.04(b)(i)
Buyer Indemnified Parties    Section 11.03(a)
Buyer Knowledge Persons    Section 14.01(a)
CERCLA    Section 4.16(b)
Cap    Section 11.03(b)(i)
Closing    Section 1.02
Closing Date    Section 1.02
Closing Payment    Section 2.02
COBRA    Section 4.14(g)
Code    Section 4.08(a)(v)
Company    Recitals
Company Benefit Plans    Section 4.14(a)

Company Products    Section 4.20
Company Property    Section 4.10(a)
Company Subsidiary    Section 4.06(a)
Continuing Employee    Section 9.01(a)
Contracts    Section 4.12(b)
Current Representation    Section 15.12(a)
Debt Financing     Section 6.05
Debt Financing Commitment    Section 6.05
Deductible Amount    Section 11.03(b)(i)
Dispute Notice    Section 2.04(c)
DOJ    Section 8.05
Effective Time    Section 1.02
End Date    Section 13.01(b)
Environmental Permits    Section 4.16(b)
Equity Exchange Ratio    Section 9.02
ERISA    Section 4.14(a)
Excluded Employee    Section 5.06
Financial Statements    Section 4.07(a)
Financing     Section 6.05
Financing Commitment     Section 6.05
FTC    Section 8.05
Fundamental Representations Cap    Section 11.03(b)(ii)
HSR Act    Section 3.01(c)
Independent Accounting Firm    Section 2.04(d)
indemnified party    Section 11.08(a)
Initial Lenders    Section 6.05
Interest    Recitals
IRS    Section 4.14(d)
Leased Property    Section 4.10(a)
Leases    Section 4.10(a)
Liens    Section 4.02(a)
Losses    Section 11.05(d)
Named Products    Section 7.02
Names    Section 7.02
Offering Documents    Section 8.08(a)(ii)
OMM    Section 15.12(a)
Permitted Liens    Section 4.09(a)
Post-Closing Representation    Section 15.12(a)
Post-Closing Tax Period    Section 4.08(a)(iii)
Pre-Closing Director    Section 8.08(a)(w)
Pre-Closing Occurrences    Section 8.13
Pre-Closing Tax Period    Section 4.08(a)(ii)
Preparation Period    Section 2.04(a)
Property Taxes    Section 11.01(c)(i)
Purchase Price    Section 2.01

Records    Section 8.06(a)
Recovery Costs    Section 8.13
Replacement Contract    Section 8.01(a)
Required Third Party Consents    Section 8.01(b)
Resolution Period    Section 2.04(c)
Restricted Commitment Letter Amendments    Section 8.08(c)
Restricted Period    Section 8.11(a)
Retained Policies    Section 8.13
Retained Policy Claims    Section 8.13
Review Period    Section 2.04(b)
Securities Offering    Section 8.08(b)
Seller    Preamble
Seller 401(k) Plan    Section 9.01(e)
Seller Disclosure Schedule    Article IV
Seller Fundamental Representations    Section 11.03(b)(i)
Seller Indemnified Parties    Section 11.04(a)
Seller Knowledge Persons    Section 14.01(a)
Seller RSU Award    Section 9.02
Shared Contract Rights    Section 8.01(a)
Shared Contracts    Section 8.01(a)
Straddle Period    Section 11.01(c)
Support Services    Section 8.07
Systems    Section 4.11(g)
Tax    Section 4.08(a)(i)
Tax Claim    Section 11.10(a)
Tax Returns     Section 4.08(a)(v)
Taxes    Section 4.08(a)(i)
Third Party Claim    Section 11.08(a)
Threshold Amount    Section 11.03(b)(i)
Transactions    Section 3.01
Transferred Assets    Section 3.01(f)
Section 14.02    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    The words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)    Whenever this Agreement requires the disclosure of an agreement on the Seller Disclosure Schedule or the delivery to Buyer of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement.
ARTICLE XV

Miscellaneous
Section 15.01    Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. The rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger, or sale of substantially all the Assets, of Buyer or Seller) without the prior written consent of the other party hereto; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder; and provided, further that, subject to the foregoing proviso, in connection with the Financing, Buyer may assign this Agreement as collateral security to any lender or an agent on behalf of a group of lenders. Any attempted assignment in violation of this Section 15.01 shall be void.
Section 15.02    No Third Party Beneficiaries. This Agreement and the Other Transaction Documents are for the sole benefit of the parties and their respective successors and permitted assigns, and, except with respect to Buyer indemnified parties and Seller indemnified parties solely with respect to Article XI, the Financing Sources solely with respect to Section 15.01, this Section 15.02, Section 15.05, Section 15.13, Section 15.14, Section 15.15 and Section 15.16, or as expressly set forth in the applicable Transaction Document, nothing in the Transaction Documents shall create or be deemed to create any third party beneficiary rights in any person not a party to the Transaction Documents, including any Affiliates of either party.
Section 15.03    Expenses. Whether or not the purchase and sale of the Interest and the other transactions contemplated by this Agreement and the Other Transaction Documents are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses. Buyer shall be responsible for all fees and expenses in connection with any arrangements between Buyer and PricewaterhouseCoopers LLP whereby PricewaterhouseCoopers LLP in connection with any securities offerings and any customary “cold comfort” letters in such offerings.
Section 15.04    Specific Performance. The parties agree that irreparable damage would result and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached at or prior to the Closing. It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance, in addition to all other remedies available to the parties at law or in equity as a remedy for any such breach or threatened breach. Each party agrees to (a) not raise any objections to the availability of equitable relief and (b) waive any requirement for the security or posting of any bond in connection with any such equitable remedy.
Section 15.05    Amendments. No amendment, modification or waiver in respect of this Agreement (including the Exhibits and Seller Disclosure Schedule) shall be effective unless it shall be in writing and signed by both parties hereto; provided that the consent of the Financing Sources shall be required to amend the rights of any Financing Source under Section 15.01, Section 15.02, this Section 15.05, Section 15.13, Section 15.14, Section 15.15 and Section 15.16.
Section 15.06    Waiver. At any time before the Closing, either Seller or Buyer may, in writing, (a) extend the time for the performance of any obligation or other acts of the other person, (b) waive any breaches or inaccuracies in the representations and warranties of the other person contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of either party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 15.07    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent via e-mail or by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, sent via e-mail, telexed, cabled or telecopied, or if mailed, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows:
(a)    if to Buyer,
Mercury Systems, Inc.
201 Riverneck Road
Chelmsford, Massachusetts 01824
Attention: Gerald M. Haines II
Executive Vice President, Chief Financial Officer and Treasurer
Facsimile: 978-256-0013
E-mail: ghaines@mrcy.com
with copies to:
Morgan, Lewis & Bockius LLP
One Federal Street,

Boston, MA 02110
Attention: John R. Utzschneider
Gitte J. Blanchet
Facsimile: (617) 341-7701
E-mail: john.utzschneider@morganlewis.com; and

(b)    if to Seller,
Microsemi Corporation
One Enterprise,
Aliso Viejo, California 92656
Attention: Chief Executive Officer
Facsimile: Separately supplied
Email: Separately supplied
with a copy to:
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention: Warren Lazarow, Esq.
Paul Scrivano, Esq.
Facsimile: (650) 473-2601
E-mail: wlazarow@omm.com
pscrivano@omm.com
Section 15.08    Interpretation; Exhibits and the Seller Disclosure Schedule. The headings contained in this Agreement, in the Seller Disclosure Schedule, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each Schedule of the Seller Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other Schedule of the Seller Disclosure Schedule to the extent it is reasonably apparent that such information is relevant to such other Section or subsection, upon a reading of the disclosure that the disclosure of such matter is applicable to such Schedule of the Seller Disclosure Schedule. The Seller Disclosure Schedule and all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Each party has participated in the drafting of this Agreement and there shall be no presumption of construing ambiguity against the drafting person of this Agreement or any provision hereof. Any capitalized terms used in the Seller Disclosure Schedule or any Exhibit or Schedule annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. As used in this Agreement, the word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning as the word “shall”. The phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”.

Section 15.09    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 15.10    Entire Agreement. This Agreement (including the exhibits and schedules), the Other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
Section 15.11    Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision hereof is invalid, illegal or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 15.12	Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.
(a)    Buyer hereby waives and agrees not to assert, and agrees, after Closing, to cause the Company and each of the Company Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation (the “Current Representation”), after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates or any of their respective officers, directors or employees in any matter involving this Agreement or any other agreements or Transactions, by O’Melveny & Myers LLP (“OMM”).
(b)    Buyer hereby waives and agrees to not assert, and each agrees, after Closing, to cause the Company and each of the Company Subsidiaries to waive and to not assert, any attorney-client privilege with respect to any communication between OMM and Seller, its Affiliates, the Company, the Company Subsidiaries or any of their respective officers, directors or employees occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and after the Closing, with any of the Company or the Company Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or Transactions, or to communications with any person other than such persons and their advisers.

Section 15.13    Consent to Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court) in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court); provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this first paragraph of Section 15.13 in any such action or proceeding in connection with this Agreement or the Transactions by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 15.07. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Notwithstanding the foregoing provisions of this Section 15.13, Section 15.14, or Section 15.15, and without limiting the provisions of Section 15.16 , each of the parties hereto (i) agrees that it will not, and will not permit its respective Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or in tort or otherwise, against the Financing Sources in any way related to this Agreement or any of the transactions contemplated by this Agreement (including any dispute arising out of or relating to the Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court thereof, (ii) agrees that any such action will be governed by the laws of the State of New York (except as otherwise set forth in the Commitment Letter), (iii) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such action and (iv) agrees to waive and hereby waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.
Section 15.14    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING IN CONNECTION WITH THE DEBT FINANCING UNDER THE DEBT FINANCING COMMITMENT). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.14.
Section 15.15    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF DELAWARE. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES AGREES THAT THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE SHALL APPLY TO ANY ACTION BROUGHT AGAINST THE FINANCING SOURCES.
Section 15.16    Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company, the Seller and its Affiliates each agrees that it will not have any rights or claims against any Financing Source (in their capacity as such) or any of their respective officers, directors, employees, agents, advisors and representatives in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or in equity, in contract, tort or otherwise. Notwithstanding the foregoing, this Section 15.16 shall not prevent Seller from enforcing its rights under the Transaction Documents against Buyer so as to cause Buyer to enforce its rights under any of its agreements with any Financing Source.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.
MICROSEMI CORPORATION
By /s/ John Hohener
Name: John Hohener
Title: Chief Financial Officer
MERCURY SYSTEMS, INC.
By /s/ Mark Aslett
Name: Mark Aslett
Title: President and Chief Executive Officer

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